UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

Notice of Postponed Annual Meeting of Stockholders

Time and Date	9:00 a.m., Central Daylight Time on September 11, 2014

Place	The Crystal Ballroom at the Post Rice Lofts

909 Texas Avenue

Houston, Texas 77002

Items of Business	•	To elect ten members of the Board of Directors to hold office for a one-year term expiring at the 2015 annual meeting of stockholders.

•	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2013 as disclosed in this Proxy Statement.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date	You can vote if you were a stockholder of record on July 23, 2014.

Proxy Voting	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

Electronic Availability of Proxy Materials	We are making this Proxy Statement, including the Notice of Postponed Annual Meeting and 2013 Annual Report on Form 10-K for the year ended December 31, 2013, available on our website at:

http://www.cheniere.com/corporate/2014_annual_meeting.shtml.

By order of the Board of Directors

Cara E. Carlson

Corporate Secretary

July 28, 2014

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49

OTHER MATTERS	50

EXHIBIT A – TOWERS WATSON 2013 ENERGY SERVICES EXECUTIVE COMPENSATION SURVEY PARTICIPANT LIST	A-1

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713)  375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (the “Meeting”) on September 11, 2014, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Postponed Annual Meeting, Proxy Statement, proxy card and 2013 Annual Report on Form 10-K for the year ended December 31, 2013, are being mailed to stockholders on or about July 28, 2014.

Are these proxy materials different from the proxy materials I already received?

Yes, although you may have received proxy materials dated April 28, 2014, these proxy materials are different in a few important ways, including:

•	The date of the Meeting has changed to September 11, 2014.

•	Two of the proposals in the previously sent proxy materials have been withdrawn, as described below.

•	The record date for determination of stockholders eligible to vote in the Meeting has changed to July 23, 2014.

Proposals relating to the 2014-2018 Long-Term Incentive Compensation Program (the “2014-2018 LTIP”) and the Cheniere Energy, Inc. 2011 Incentive Plan were included in the previously sent proxy materials. The Board in consultation with the Compensation Committee has subsequently withdrawn these proposals. After receiving feedback from stockholders and consulting with management, the Board determined that this is not the appropriate time to ask the stockholders to approve a new pool of shares. The Company will reassess its strategy in this context given the need to attract, retain and motivate employees with the talent and experience to effectively execute the Company’s strategic business plan.

We urge you to read these entire proxy materials before submitting your proxy.

If I already submitted my proxy, do I need to submit my proxy again?

Because the record date for determination of stockholders eligible to vote in the Meeting has changed, you will need to submit your proxy again. Any proxies previously received by Cheniere will be disregarded for purposes of determining the number of votes cast for each proposal described in these proxy materials. Furthermore, because Cheniere is unable to count any previously submitted proxies, you will need to submit your proxy again even if your vote has not changed with respect to the proposals that are still being submitted to a vote of stockholders. We apologize for any inconvenience.

What should I do with the proxy materials I already received?

You should discard any previously received proxy materials. Please do not submit the proxy contained in any previously received proxy materials.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	1

Do I need a ticket to attend the Meeting?

You will need proof of ownership and valid identification to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of July 23, 2014, such as a bank or brokerage account statement, to be admitted to the Meeting.

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on July 23, 2014 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of July 23, 2014, there were 237,997,817 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Postponed Annual Meeting, Proxy Statement, proxy card and 2013 Annual Report on Form 10-K for the year ended December 31, 2013, have been sent directly to you by Cheniere. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Postponed Annual Meeting, Proxy Statement, proxy card and 2013 Annual Report on Form 10-K for the year ended December 31, 2013, have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to elect directors and Proposal 2 to approve, on an advisory and non-binding basis, the compensation awarded to the Company’s named executive officers for the year 2013.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

2	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

In person at the Meeting

If you are the stockholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form. If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m. Central Daylight Time, at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be present. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—Directors are elected by a majority of the votes cast at the Meeting, meaning that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the ten nominees for director because the election of directors is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2—To be approved, Proposal 2 regarding the compensation awarded to the Company’s named executive officers for the year 2013 must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter present in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you because Proposal 2 is not considered a “routine” matter. Abstentions will be counted “against” Proposal 2. Broker non-votes will not count as shares entitled to vote on the matter.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	3

Proposal 3—To be approved, Proposal 3 to ratify the appointment of KPMG LLP must receive the affirmative vote of the holders of a majority in voting power of the shares entitled to vote on the matter present in person or by proxy at the Meeting. Proposal 3 is considered a “routine” matter and, therefore, if you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your shares on Proposal 3 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will be counted as a vote against Proposal 3.

What if a director nominee does not receive a majority of votes cast?

Our Amended and Restated Bylaws (“By-Laws”) require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Governance and Nominating Committee of the Board then would consider the resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Governance and Nominating Committee. The director who tenders his or her resignation will not participate in the Governance and Nominating Committee’s or the Board’s decision. The Board is required to disclose publicly (by a press release and a filing with the Securities and Exchange Commission) its decision regarding the tendered resignation and, if the tendered resignation is rejected, the rationale behind the decision within 90 days from the date of the certification of the election results.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies. We will pay Morrow & Co., LLC a fee of $15,000 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting to be held on September 11, 2014

The Proxy Statement, including the Notice of Postponed Annual Meeting and 2013 Annual Report on Form 10-K for the year ended December 31, 2013, are available on our website at http://www.cheniere.com/corporate/2014_annual_meeting.shtml. Please note that the Notice of Postponed Annual Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our stockholders to access and review the proxy materials before voting.

4	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees

The Board of Directors currently consists of thirteen members. The Board was previously divided into three classes, and prior to 2013, the directors of only one of the three classes were elected at each annual meeting for a three-year term. However, at a special meeting of stockholders in 2013, the stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to provide for the phased elimination of the classified structure of the Board over a three-year period, beginning with the 2013 annual meeting of stockholders.

This year, there are ten nominees standing for election as directors at the Meeting, for a term of one year. The terms of the three directors previously designated as Class II directors will expire at the 2015 annual meeting of stockholders. Beginning with the 2015 annual meeting, all directors will be elected annually at the annual meeting for a one-year term expiring at the following annual meeting.

The Board of Directors has nominated Charif Souki, Vicky A. Bailey, G. Andrea Botta, Keith F. Carney, David I. Foley, Randy A. Foutch, David B. Kilpatrick, Donald F. Robillard, Jr., Neal A. Shear and Heather R. Zichal for election as directors. Each nominee, if elected, will hold office for a one-year term expiring at the 2015 annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Except for Messrs. Foutch, Robillard and Shear and Ms. Zichal, each of the director nominees currently serves on the Board and was elected by the Company’s stockholders. Mr. Foutch was appointed to the Board in July 2013 and was first brought to the attention of our Governance and Nominating Committee by Mr. Souki, the Company’s Chairman of the Board, Chief Executive Officer and President. Two new positions were created on the Board for Mr. Shear and Ms. Zichal, who were appointed in June 2014 and were first brought to the attention of our Governance and Nominating Committee by Mr. Botta and Mr. Deutch, respectively. Mr. Robillard has been nominated to replace current director Walter L. Williams and was first brought to the attention of our Governance and Nominating Committee by Mr. Foutch. If elected by the Company’s stockholders, Mr. Robillard will be appointed by the Board following the Meeting. Each of the nominees has consented to serve as a director if elected or re-elected.

In keeping with Cheniere’s director retirement policy, Mr. Williams, elected to the Board in 1996, will not stand for re-election.

Unless your proxy specifies otherwise, it is intended that the shares represented by your proxy will be voted for the election of these ten nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the ten nominees as directors of the Company, to hold office for a one-year term expiring at the 2015 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve or are nominated to serve on the Board of the Company.

Director	Director Since	Age	Position
Charif Souki	1996	61	Director, Chairman of the Board of Directors, Chief Executive Officer and President
Vicky A. Bailey	2006	62	Director
G. Andrea Botta	2010	61	Director
Nuno Brandolini	2000	60	Director
Keith F. Carney	2001	58	Director
John M. Deutch	2006	76	Director
David I. Foley	2012	47	Director
Randy A. Foutch	2013	63	Director
Paul J. Hoenmans	2001	81	Director
David B. Kilpatrick	2003	64	Director
Donald F. Robillard, Jr.	Nominated in April of 2014	62	Director
Neal A. Shear	2014	60	Director
Heather R. Zichal	2014	38	Director

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	5

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board and Chief Executive Officer and President of the Company. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the oil and gas industry and has specialized in providing financing for small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Partners GP”), a wholly owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly-traded limited partnership that is operating the Sabine Pass LNG terminal. Mr. Souki is also a director, President and Chief Executive Officer of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”), a publicly-traded subsidiary of the Company. Mr. Souki is also a director and Chief Executive Officer of the general partner of Sabine Pass LNG, L.P. Mr. Souki has not held any other public company directorship positions in the past five years. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Skills and Qualifications: Mr. Souki has extensive experience with the Company as Chief Executive Officer of Cheniere, Cheniere Partners GP and the general partner of Sabine Pass LNG, L.P., and is responsible for developing the companies’ overall strategy and vision and implementing the business plans. In addition, with over 20 years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective on the energy business to our Board.

Vicky A. Bailey is a member of our Compensation Committee and Section 162(m) Subcommittee, Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C., from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc., the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly-traded integrated energy company and Cleco Corp., a publicly-traded energy services company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University and completed the Advanced Management Program at The Wharton School in 2013.

Skills and Qualifications: Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations. She brings a diversified perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

G. Andrea Botta is Chairman of our Audit Committee and a member of our Governance and Nominating Committee. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as managing director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. He currently serves on the board of directors of Graphic Packaging Holding Company. Mr. Botta earned a degree in economics and business administration from the University of Torino in 1976.

Skills and Qualifications: Mr. Botta brings a unique international perspective to our Board and significant financial expertise. He has over 30 years of investing experience primarily in private equity investing.

Nuno Brandolini is a member of our Compensation Committee and Section 162(m) Subcommittee. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC), until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. During the past five years, Mr. Brandolini served as a director of Miravant Medical Technologies, a pharmaceutical preparations company. Mr. Brandolini currently serves as a director of Lilis Energy, Inc., an oil and gas exploration and production company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Skills and Qualifications: Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for almost 20 years.

6	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

Keith F. Carney is the Lead Director of the Board and a member of our Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. Mr. Carney has not held any other public company directorship positions in the past five years. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

Skills and Qualifications: Mr. Carney has extensive experience in the oil and gas industry and significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Executive Vice President and Chief Financial Officer and Treasurer of the Company. Mr. Carney brings significant executive-level experience in the oil and gas industry as well as significant expertise about the Company’s operations to our Board.

John M. Deutch is Chairman of our Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. During the past five years, he also served as a director of Citigroup, Inc., a publicly-traded financial banking company, Schlumberger N.V. (Schlumberger Limited), a publicly-traded oil, gas and field services company, Cummins Inc., a publicly-traded engines and turbine company and Raytheon Company, a publicly-traded company. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Skills and Qualifications: Mr. Deutch has extensive knowledge in the areas of technology, energy, international security and public policy. He brings a diversified perspective about the energy industry to our Board having served in significant government and academic posts throughout his career as well as on many commissions during several presidential administrations. Mr. Deutch also served in a number of positions for the U.S. Department of Energy.

David I. Foley is a director of the Company. Mr. Foley is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm (“Blackstone”), and Chief Executive Officer of Blackstone Energy Partners L.P. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors Inc., a private equity investment firm, from 1991 to 1993 and a consultant with The Monitor Company, a business management consulting firm, from 1989 to 1991. Mr. Foley currently serves as a director of Kosmos Energy Ltd. and PBF Energy, Inc. He is also a director of Cheniere Partners GP. Mr. Foley’s appointments to the boards of directors of the Company and Cheniere Partners GP were made pursuant to an investor rights agreement that was entered into by the Company, Cheniere Partners GP, Blackstone CQP Holdco, LP (“Blackstone Holdco”) and various other related parties in connection with Blackstone Holdco’s purchase of Class B units in Cheniere Energy Partners, L.P. Mr. Foley received a B.A. and a Master of Arts in economics from Northwestern University and a Master of Business Administration from Harvard Business School.

Skills and Qualifications: Mr. Foley brings a unique financial perspective to our Board based on his extensive experience having actively managed private equity investments for over 20 years.

Randy A. Foutch is a member of the Compensation Committee, the Section 162(m) Subcommittee and the Governance and Nominating Committee. Mr. Foutch founded Laredo Petroleum, Inc., a publicly-traded Mid-Continent focused oil and natural gas exploration and production company, where he currently serves as Chairman of the Board and Chief Executive Officer. Mr. Foutch is currently serving on the board of directors of Helmerich & Payne, Inc., a publicly-traded oil and gas drilling company, and served on the board of directors of Bill Barrett Corporation, a publicly-traded oil and gas exploration and production company, from 2006 to August 2011. Mr. Foutch is a member of the National Petroleum Council, America’s Natural Gas Alliance and the Advisory Council of the Energy Institute at the University of Texas, Austin. He holds a Bachelor of Science in Geology from the University of Texas and a Master of Science in Petroleum Engineering from the University of Houston.

Skills and Qualifications: Mr. Foutch has over 35 years of experience in the oil and gas industry. Mr. Foutch founded Laredo Petroleum, Inc. and has been successful in founding other oil and gas companies and serves in director positions of various oil and gas companies. As a result, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies.

Paul J. Hoenmans is a member of our Governance and Nominating Committee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	7

worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. Mr. Hoenmans has not held any other public company directorship positions in the past five years. He received a B.S. in civil engineering from the University of British Columbia.

Skills and Qualifications: Mr. Hoenmans has over 35 years of senior executive level experience in the oil and gas industry, including overall responsibility for policy, strategy, performance and stakeholder contact as well as worldwide responsibility for upstream operations. Mr. Hoenmans brings significant executive-level experience in the oil and gas industry as well as an international perspective to our Board.

David B. Kilpatrick is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also currently serving as a director of BreitBurn Energy Partners, L.P., a publicly-traded independent oil and gas limited partnership. During the past five years, Mr. Kilpatrick served as a director of PYR Energy Corporation, a publicly-traded crude petroleum and natural gas company and Whittier Energy Corporation, a publicly-traded oil and gas field exploration services company. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Skills and Qualifications: Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

Donald F. Robillard, Jr. is nominated as a director of the Company. Mr. Robillard is the Senior Vice President and Chief Financial Officer and a director of Hunt Consolidated, Inc., a private holding company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and ranching. Mr. Robillard began his association with Hunt Consolidated in 1983 and has held his current position since March 2007. Mr. Robillard is currently on the board of directors of Helmerich & Payne, Inc., a publicly-traded oil and gas drilling company. He is a Certified Public Accountant (CPA), a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the National Association of Corporate Directors. Mr. Robillard received a Bachelor of Business Administration from the University of Texas, Austin.

Skills and Qualifications: Mr. Robillard has over 35 years of experience in the oil and gas industry and over 20 years of senior management experience. Mr. Robillard brings significant executive-level experience in the oil and gas industry, including experience with project financing for LNG facilities.

Neal A. Shear is a member of our Audit Committee. Mr. Shear is currently the Chief Executive Officer of Higgs Capital Management, a commodity focused hedge fund, and is also affiliated with Silver Ridge, a private investment company. Prior to Higgs Capital Management, Mr. Shear served as Global Head of Securities at UBS Investment Bank from January 2010 to March of 2011. From May 2008 to December 2009, Mr. Shear was a Partner at Apollo Global Management, LLC, where he served as the Head of the Commodities Division. Prior to Apollo Global Management, Mr. Shear spent 26 years at Morgan Stanley serving in various roles including Head of the Commodities Division, Global Head of Fixed Income, Co-Head of Institutional Sales and Trading, and Chair of the Commodities Business. He currently serves on the Advisory Board of the Smith School of Business at the University of Maryland. Mr. Shear received a B.S. from the University of Maryland, Robert H. Smith School of Business Management in 1976 and a M.B.A. from Cornell University, Johnson School of Business in 1978.

Skills and Qualifications: Mr. Shear brings a unique financial perspective to our Board based on his more than 30 years of experience managing commodity activity and investments.

Heather R. Zichal is a member of our Audit Committee. Ms. Zichal is currently an independent energy consultant. Ms. Zichal previously served as the Deputy Assistant to the President for Energy and Climate Change from January 2009 to November 2013. Prior to serving as Deputy Assistant to the President for Energy and Climate Change, Ms. Zichal served as the Energy and Environmental Policy Director to the 2008 Obama presidential campaign. She previously served as the Legislative Director to Senator John Kerry after managing energy and environmental issues in his 2004 presidential campaign. Prior to this, Ms. Zichal served as Legislative Director for Reps. Frank Pallone (D-NJ) and Rush Holt (D-NJ). Ms. Zichal received her B.S. in Environmental Policy and Science from Rutgers University.

Skills and Qualifications: Ms. Zichal has extensive knowledge of the domestic and global energy markets as well as the U.S. regulatory environment. She brings a diversified perspective about the energy industry to our Board having served in significant government positions during her career.

8	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

GOVERNANCE INFORMATION

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE MKT LLC independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE MKT LLC independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•	a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•	a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•	a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•	a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of April 2014, the Board determined that Messrs. Botta, Brandolini, Carney, Deutch, Foutch, Hoenmans, Kilpatrick, Robillard, Shear and Williams and Mses. Bailey and Zichal are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. Souki serves as Chairman of the Board and Chief Executive Officer. From time to time, the Board considers whether Mr. Souki continues to be the appropriate person to serve in the combined role of Chairman and Chief Executive Officer. The Board has determined that Mr. Souki should continue to serve in the combined role of Chairman and Chief Executive Officer based on various factors. First, as a co-founder of the Company, Mr. Souki’s leadership and vision for the Company have been instrumental in its development and its overall strategy in the LNG marketplace. Second, the Company’s execution of its liquefaction projects is dependent on Mr. Souki’s continued leadership. Finally, Mr. Souki has the confidence of the Board and the Company to continue to implement the Company’s business plan.

In addition to these factors, the Company has in place sound counter-balancing mechanisms to ensure the continued accountability of the Chief Executive Officer to the Board. These counter-balancing mechanisms include:

•	The Board has appointed a Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact;

•	Each of the Board’s standing committees, including the Audit, Compensation and Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE MKT LLC listing standards and the SEC;

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	9

•	The independent directors of the Board, along with the Compensation Committee, evaluate the Chief Executive Officer’s performance, and the Compensation Committee determines his compensation;

•	The independent directors of the Board meet in executive sessions without management present and have the opportunity to discuss the effectiveness of the Company’s management, including the Chief Executive Officer, the quality of the Board meetings and any other issues and concerns; and

•	The Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has approved an emergency Chief Executive Officer succession process.

The Board does not believe that its leadership structure affects the Board’s role in risk oversight. See the discussion on the “Board’s Role in Risk Oversight” below. The Board does not currently have a policy as to whether the role of Chief Executive Officer and Chairman should be separate, and it has the ability to separate these roles in the future if it determines that such a separation would be in the best interest of the Company and its stockholders.

Independent Lead Director. In light of the fact that the Company’s Chairman position is held by a non-independent director, the Board has established the position of Lead Director to provide independent leadership to the Board. The Lead Director’s role exists to ensure that the Board operates independently of management and that directors have an independent leadership contact. Mr. Carney currently serves as the Lead Director of the Board. The responsibilities of the Lead Director, which have been formally adopted by the Board, outline the Lead Director’s role. The responsibilities of the Lead Director are to:

•	recommend to the Chairman of the Board any changes to the schedule of Board meetings, as are necessary or appropriate to ensure that the independent directors have sufficient time to discuss all agenda items;

•	advise the Chairman of the Board of any matters that the Lead Director determines should be included in any Board meeting agenda;

•	advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company’s management to the Board;

•	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

•	act as principal liaison between the independent directors and the Chairman of the Board on all issues, including, but not limited to, related party transactions;

•	in the discretion of the Lead Director, participate in meetings of the committees of the Board;

•	in the absence or incapacity of the Chairman of the Board or Chief Executive Officer, act as the spokesperson for the Company; and

•	be available, if requested, for consultation and direct communication with major stockholders of the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board and its committees receive regular reports directly from members of management who are responsible for oversight of particular risks within the Company. The Audit Committee discusses with management the Company’s major financial and risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Board and its committees regularly discuss the risks related to the Company’s business strategy at their meetings.

Director Nominations and Qualifications

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

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Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of the Company’s business and industry;

•	strategic thinking and willingness to share ideas;

•	loyalty and commitment to driving the success of the Company;

•	network of business and industry contacts; and

•	diversity of experiences, expertise and backgrounds among members of the Board.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board of Directors ensures that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Stockholder Nominations for Director. A stockholder of the Company who was a stockholder of record at the time the notice provided for below is delivered to the Corporate Secretary, who is entitled to vote at the meeting of stockholders called for the election of directors and upon such election or proposed business and who complies with the notice procedures set forth in our By-Laws may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving timely notice in writing to the Corporate Secretary of the Company at the following address: Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. To be timely, a stockholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Please note that our 2015 annual meeting of stockholders is expected to be held in June 2015. In no event will the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice must include information about the stockholder and the nominee, as required by our By-Laws, which are available on our website at www.cheniere.com.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our directors possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed under “Director Biographies” above.

Director Retirement Policy. The Board has adopted a mandatory director retirement policy that requires each director who has attained the age of 75 to retire from the Board at the annual meeting of stockholders of the Company held in the year at which his or her current term expires unless the Board determines such mandate for a particular director is not at the time in the best interests of the Company. The Board believes this policy will ensure a healthy rotation of directors, which will promote the continued influx of new ideas and perspectives to the Board.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

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Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2013, the Company’s Board of Directors held 13 meetings. Each incumbent member of the Board, except Mr. Foutch who joined the Board in July 2013 and Mr. Brandolini, attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served. During 2013, Mr. Foutch attended or participated in at least 75% of the aggregate number of Board meetings and meetings of committees on which he served since he joined the Board in July 2013. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2013 annual meeting of stockholders, nine of the ten members of the Board of Directors then serving were present.

Committee Membership (* indicates Chairman) as of December 31, 2013

Audit Committee	Governance and Nominating Committee	Compensation Committee
Vicky A. Bailey	Vicky A. Bailey	Vicky A. Bailey
G. Andrea Botta*	John M. Deutch*	Keith F. Carney
Keith F. Carney	Randy A. Foutch[1]	Randy A. Foutch[1]
Paul J. Hoenmans	Paul J. Hoenmans	David B. Kilpatrick*
Walter L. Williams
(1)	Appointed in July 2013

Audit Committee

Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE MKT, LLC listing standards and by the SEC, and the Board has determined that Mr. Botta and Mr. Carney are each an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 8 meetings during the fiscal year ended December 31, 2013.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in overseeing:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent auditor;

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee maintains a channel of communication among the independent auditor, principal financial and accounting officers, director-internal audit, compliance officer and the Board concerning our financial and compliance position and affairs. The Audit Committee has and may exercise all powers and authority of the Board in connection with carrying out its functions and responsibilities and has sole authority to select and retain the independent auditor, and authority to engage and determine funding for independent legal, accounting or other advisers. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Governance and Nominating Committee

Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Governance and Nominating Committee held 1 meeting during the fiscal year ended December 31, 2013.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to develop and maintain the Company’s corporate

12	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

governance policies. The Governance and Nominating Committee also oversees our Director Nomination Policy and Procedures. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	develop a process, subject to approval by the Board, for an evaluation of the Board and its committees and oversee the conduct of this annual evaluation;

•	identify, recruit and evaluate individuals qualified to serve on the Board in accordance with the Company’s Director Nomination Policy and Procedures and to recommend that the Board select and approve director nominees to be considered for election at the Company’s annual meeting of stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board;

•	identify, at least annually, members of the Board to serve on each Board committee and as chairman and recommend each such member and chairman to the Board for approval;

•	assist the Board in evaluating and determining director independence under applicable laws, rules and regulations, including the rules and regulations of the NYSE MKT LLC;

•	develop and maintain policies and procedures with respect to the evaluation of the performance of the CEO;

•	review periodically the size of the Board and the structure, composition and responsibilities of the committees of the Board to enhance continued effectiveness;

•	review, at least annually, director compensation for service on the Board and Board committees, including committee chairmen compensation, and recommend any changes to the Board;

•	review at least annually the Company’s policies and practices relating to corporate governance and, when necessary or appropriate, recommend any proposed changes to the Board for approval;

•	provide oversight of a process by each committee of the Board to review at least annually the applicable charter of such committee and, when necessary or appropriate, recommend changes in such charters to the Board for approval; and

•	along with the independent directors of the Board, develop and maintain policies and principles with respect to the search for and evaluation of potential successors to the Chief Executive Officer, and maintain a succession plan in accordance with such policies.

Compensation Committee

Each member of the Compensation Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Compensation Committee held 9 meetings during 2013. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and any of the three other highest paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company;

•	be a former employee of the company who is receiving compensation for prior services;

•	be an officer or former officer of the company; or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney and Mr. Williams, members of the Compensation Committee, are former officers of Cheniere and Cheniere LNG, Inc., respectively, and, as such, are not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except Mr. Carney and Mr. Williams exists. Mr. Kilpatrick serves as Chairman of the Section 162(m) Subcommittee. The purpose of the Section 162(m) Subcommittee is to consider and approve performance-based awards under Section 162(m) of the Code. The Section 162(m) Subcommittee did not hold any meetings during 2013.

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The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain, oversee and terminate any compensation consultant, independent legal counsel or other adviser engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such adviser’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	review and approve corporate goals and objectives for performance-based compensation for the Chief Executive Officer and other executive officers and the maximum amount of performance-based compensation for the Chief Executive Officer and other executive officers for a defined performance period;

•	approving performance-based compensation, if any, for the Chief Executive Officer and other executive officers after the end of the performance period;

•	determining and approving the compensation level for the Chief Executive Officer and other executive officers based on the Committee’s evaluations;

•	reviewing and discussing the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information and recommend that the CD&A and related executive compensation information be included in the Company’s proxy statement and annual report on Form 10-K as required by the rules and regulations of the SEC;

•	approving the compensation committee report on executive officer compensation included in the Company’s proxy statement or annual report on Form 10-K as required by the rules and regulations of the SEC;

•	reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by the rules and regulations of the SEC, and reviewing and approving the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement;

•	reviewing the Company’s executive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and executive compensation, and evaluating executive compensation policies and practices that may mitigate any such risk;

•	establishing and periodically reviewing the Company’s compensation policy and strategy; and

•	assessing the ongoing competitiveness of the total executive compensation package, reviewing existing cash-based and equity-based compensation plans, approving all new cash-based, equity-based and performance-based compensation plans and all modifications to existing compensation plans.

Review of Compensation Risk

The Compensation Committee considered the risks associated with our compensation policies and practices in 2013. The Compensation Committee concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company and did not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. As part of this analysis, the Compensation Committee considered the individual components of our executive officers’ compensation, the performance measures required to be achieved to earn cash bonus and equity awards and the vesting schedule of the equity awards. In concluding that our incentive plans do not promote excessive risk, the Compensation Committee considered the following factors, among others:

•	A significant portion of our executive officers’ compensation is tied to operational and corporate performance goals and the achievement of the performance goals is conducted in accordance with the Company’s Risk Policy approved by the Board of Directors.

•	Our executive officer and non-employee director stock ownership requirements tie our executive officers’ compensation to the stock value of the Company and our stockholders’ interests and subject our executive officers to share ownership and retention guidelines.

•	Our compensation program design provides a mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Our compensation mix is not overly weighted toward annual incentives.

•	We do not maintain highly leveraged payout curves and uncapped payouts, nor do we maintain steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•	All employees participate in the same bonus and equity plans.

•	We currently do not grant stock options.

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•	The Compensation Committee has downward discretion over incentive program payouts.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	The Company’s Insider Trading Policy prohibits executive officers from effecting short sales of the Company’s stock.

Compensation Committee Interlocks and Insider Participation

Mr. Carney and Mr. Williams, who serve as members of the Compensation Committee, were previously officers of Cheniere and Cheniere LNG, Inc., respectively. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. Mr. Williams served as President of Cheniere LNG, Inc., from February 1997 until June 2008, and as President and Chief Executive Officer from September 1997 until June 1999. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2013, is set forth in the following table:

Director Compensation Table for Fiscal 2013
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey(3)	$85,000	$90,020	—	—	—	—	$175,020
G. Andrea Botta(4)	$95,000	$100,016	—	—	—	—	$195,016
Nuno Brandolini(5)	$85,000	$90,020	—	—	—	—	$175,020
Keith F. Carney(6)	—	$200,004	—	—	—	$3,442	$203,446
John M. Deutch(7)	$90,000	$95,004	—	—	—	—	$185,004
David I. Foley(8)	—	$180,012	—	—	—	—	$180,012
Randy A. Foutch(9)	—	$158,016	—	—	—	—	$158,016
Paul J. Hoenmans(10)	$45,000	$90,020	—	—	—	—	$135,020
David B. Kilpatrick(11)	$95,000	$100,016	—	—	—	—	$195,016
Walter L. Williams(12)	$85,000	$90,020	—	—	—	$11,795	$186,815
(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)	The amounts in this column reflect the grant date fair value ($28.00) of awards made on June 6, 2013 to each of the directors with the exception of Mr. Foutch. Mr. Foutch joined the Board in July 2013. The amount in this column for Mr. Foutch reflects the grant date fair value ($30.15) of his award made on July 18, 2013.

(3)	Ms. Bailey was granted 3,215 shares of restricted stock in 2013 with a grant date fair value of $90,020. As of December 31, 2013, she held a total of 25,000 stock options and 3,215 shares of restricted stock.

(4)	Mr. Botta was granted 3,572 shares of restricted stock in 2013 with a grant date fair value of $100,016. As of December 31, 2013, he held a total of 3,572 shares of restricted stock.

(5)	Mr. Brandolini was granted 3,215 shares of restricted stock in 2013 with a grant date fair value of $90,020. As of December 31, 2013, he held a total of 3,215 shares of restricted stock.

(6)	For the period from the 2013 Annual Meeting of Stockholders through the 2014 Annual Meeting of Stockholders, Mr. Carney elected to receive payment of compensation 100% in restricted stock. Mr. Carney was granted 7,143 shares of restricted stock in 2013 with a grant date fair value of $200,004. As of December 31, 2013, he held a total of 7,143 shares of restricted stock. Mr. Carney also had use of a parking space at the Company’s headquarters during 2013. The parking expense was approximately $3,442.

(7)	Mr. Deutch was granted 3,393 shares of restricted stock in 2013 with a grant date fair value of $95,004. As of December 31, 2013, he held a total of 3,393 shares of restricted stock.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	15

(8)	For the period from the 2013 Annual Meeting of Stockholders through the 2014 Annual Meeting of Stockholders, Mr. Foley elected to receive payment of compensation 100% in restricted stock. Mr. Foley was granted 6,429 shares of restricted stock in 2013 with a grant date fair value of $180,012. As of December 31, 2013, he held a total of 6,429 shares of restricted stock. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	For the period from his appointment to the Board in July 2013 through the 2014 Annual Meeting of Stockholders, Mr. Foutch elected to receive payment of compensation 100% in restricted stock. Mr. Foutch was granted 5,241 shares of restricted stock in 2013 with a grant date fair value of $158,016. As of December 31, 2013, he held a total of 5,241 shares of restricted stock.

(10)	For the period from the 2012 Annual Meeting of Stockholders through the 2013 Annual Meeting of Stockholders, Mr. Hoenmans elected to receive payment of compensation 100% in restricted stock, which was granted in 2012. For the period from the 2013 Annual Meeting of Stockholders through the 2014 Annual Meeting of Stockholders, Mr. Hoenmans elected to receive payment of compensation 50% in restricted stock and 50% in cash. Mr. Hoenmans was granted 3,215 shares of restricted stock in 2013 with a grant date fair value of $90,020. As of December 31, 2013, he held a total of 3,215 shares of restricted stock.

(11)	Mr. Kilpatrick was granted 3,572 shares of restricted stock in 2013 with a grant date fair value of $100,016. As of December 31, 2013, he held a total of 3,572 shares of restricted stock.

(12)	Mr. Williams was granted 3,215 shares of restricted stock in 2013 with a grant date fair value of $90,020. As of December 31, 2013, he held a total of 3,215 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2013. The pro rata amount of office lease expense related to that space was approximately $3,348, the parking expense was approximately $3,442 and the laptop/blackberry expense was approximately $5,004.

During the fiscal year ended December 31, 2013, the Board of Directors approved compensation, payable as of June 6, 2013, of $180,000 to non-employee directors for service for the period from the 2013 Annual Meeting of Stockholders through the 2014 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE MKT LLC on the date payable (for June 6, 2013: $28.00 and for July 18, 2013: $30.15). The directors’ restricted stock vests on the first anniversary of the date of grant.

16	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of July 17, 2014, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	61	Chairman, Chief Executive Officer and President
Meg A. Gentle	40	Executive Vice President—Marketing
R. Keith Teague	49	Executive Vice President—Asset Group
Jean Abiteboul	63	Senior Vice President—International
Anatol Feygin	45	Senior Vice President—Strategy and Corporate Development
Katie Pipkin	44	Senior Vice President—Business Development and Communications
Greg W. Rayford	47	Senior Vice President and General Counsel
Michael J. Wortley	37	Senior Vice President and Chief Financial Officer

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer and President. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Meg A. Gentle has served as Executive Vice President—Marketing since February 2014 and served as Senior Vice President—Marketing from June 2013 to February 2014. Prior to June 2013, she served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly-traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director of Cheniere Partners GP and Cheniere Partners Holdings. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

R. Keith Teague has served as Executive Vice President—Asset Group since February 2014 and served as Senior Vice President—Asset Group since April 2008. Mr. Teague has also served as President of Cheniere Pipeline Company, a wholly owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations beginning in May 2006. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Partners GP and a director of Cheniere Partners Holdings. Mr. Teague is also President of the general partner of Sabine Pass LNG, L.P. and is responsible for the development, construction and operation of the Company’s LNG terminal and pipeline assets. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

Jean Abiteboul has served as Senior Vice President—International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly-traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Anatol Feygin has served as Senior Vice President—Strategy and Corporate Development since March 2014. Prior to joining Cheniere, Mr. Feygin worked with Loews Corporation from November 2007 to March 2014, most recently as their Vice President, Energy Strategist and Senior Portfolio Manager. Prior to joining Loews, Mr. Feygin spent three years at Bank of America as Head of Global Commodity Strategy. Mr. Feygin began his career at J.P. Morgan Securities Inc. as Senior Analyst, Natural Gas Pipelines and Distributors. Mr. Feygin earned his BS in Electrical Engineering from Rutgers University and his MBA in Finance from the Leonard N. Stern School of Business at NYU.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	17

Katie Pipkin has served as Senior Vice President—Business Development and Communications since February 2014. Ms. Pipkin previously served as Vice President of Finance & Investor Relations since June 2010. Ms. Pipkin began her career with the Company in September 2007 as Vice President of Investor Relations. Prior to joining the Company, she was an analyst at Lehman Brothers in the regulated and unregulated natural gas sector. Ms. Pipkin earned a B.B.A. degree in finance from the University of Texas.

Greg W. Rayford has served as Senior Vice President and General Counsel of the Company since March 2011. Prior to joining the Company, Mr. Rayford served as corporate partner of Andrews Kurth LLP with a focus on mergers and acquisitions and corporate and commercial transactions from July 2007 to February 2011. Prior to July 2007, he served as corporate counsel at Science Applications International Corporation, a scientific, engineering and technology applications company. Prior to that, Mr. Rayford was a corporate partner of Kirkland & Ellis LLP where his experience included various strategic and leveraged buyouts and recapitalizations, divestitures, venture capital and minority investments, and public and private offerings of debt and equity securities. Mr. Rayford earned his law degree, magna cum laude, from the University of Wisconsin Law School and his B.B.A. in Finance Investment and Banking from the University of Wisconsin.

Michael J. Wortley has served as Senior Vice President and Chief Financial Officer since January 2014. Prior to January 2014, he served as Vice President, Strategy and Risk of the Company since January 2013. Prior to January 2013, he served as Vice President—Business Development and President of Corpus Christi Liquefaction, LLC, a wholly owned subsidiary of the Company, since September 2011. Prior to September 2011, Mr. Wortley served as Vice President—Strategic Planning since January 2009 and Manager—Strategic New Business since August 2007. Prior to joining the Company in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation, a publicly-traded oil and gas exploration and production company. Mr. Wortley began his career as an Internal Auditor with Union Pacific Resources Corporation, a publicly-traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley is currently a director and the Senior Vice President and Chief Financial Officer of Cheniere Partners GP, and a director and the Chief Financial Officer of Cheniere Partners Holdings. Mr. Wortley is also Chief Financial Officer of the general partner of Sabine Pass LNG, L.P. Mr. Wortley received a B.B.A. degree in Finance from Southern Methodist University.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation, as amended, and By-laws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with each member of our Board of Directors and each officer of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director or officer, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director or officer has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) if the director or officer did not act in good faith or in a manner reasonably believed by the director or officer to be in or not opposed to the best interests of the Company, (4) if the director or officer had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director or officer is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Restated Certificate of Incorporation, as amended, and By-laws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

18	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

SECURITY OWNERSHIP

As of July 23, 2014, there were 237,997,817 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers set forth in the “Summary Compensation Table,” and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that are held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of July 15, 2014, by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. On July 15, 2014, the directors and executive officers of the Company beneficially owned an aggregate of 12,798,349 shares of common stock (approximately 5.4% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. and common shares of Cheniere Energy Partners LP Holdings, LLC owned of record or beneficially as of July 15, 2014, by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Energy Partners LP Holdings, LLC and Cheniere Energy Partners LP Holdings, LLC owns a majority interest in Cheniere Energy Partners, L.P. As of July 15, 2014, there were 57,078,848 common units, 135,383,831 subordinated units, 145,333,334 Class B units and 6,893,796 general partner units of Cheniere Energy Partners, L.P. outstanding and 231,700,000 common shares of Cheniere Energy Partners LP Holdings, LLC outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.			Cheniere Energy Partners LP Holdings, LLC
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	6,540,445	(2)	2.7%	400,100	(3)	*	—		—
Vicky A. Bailey	87,578	(4)	*	—		—	—		—
G. Andrea Botta	40,984		*	—		—	—		—
Nuno Brandolini	260,673	(5)	*	300	(6)	*	100	(6)	*
Keith F. Carney	285,049	(7)	*	10,000	(7)	*	—		—
John M. Deutch	68,436		*	5,000		*	—		—
David I. Foley	12,429	(8)	*	—		—	—		—
Randy A. Foutch	11,241		*	—		—	—		—
Paul J. Hoenmans	102,833		*	100	(9)	*	—		—
David B. Kilpatrick	154,980		*	—		—	—		—
Donald F. Robillard, Jr.	—		—	—		—	—		—
Neal Shear	—		—	—		—	—		—
Walter L. Williams	295,190	(10)	*	15,388		*	—		—
Heather Zichal	—		—	—		—	—		—
H. Davis Thames	785,416	(11)	*	500	(11)	*	—		—
Meg A. Gentle	1,465,173		*	8,035		*	—		—
R. Keith Teague	951,591		*	—		—	—		—
Greg W. Rayford	866,406		*	—		—	—		—
Jean Abiteboul	834,639	(12)	*	—		—	—		—
All directors and executive officer as a group (21 persons)	12,798,349	(13)	5.4%	439,923		*	—		—

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	19

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 300,000 shares held by trust. Some of the shares held by Mr. Souki have been pledged as collateral.

(3)	Includes 400,100 common units held by Mr. Souki’s wife.

(4)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(5)	Includes 7,500 shares held by Mr. Brandolini’s wife.

(6)	Includes 300 common units of Cheniere Energy Partners, L.P. and 100 common shares of Cheniere Energy Partners LP Holdings, LLC held by a family member of Mr. Brandolini.

(7)	All of the shares and common units held by Mr. Carney are held in a margin account.

(8)	Includes 6,429 shares of restricted stock granted on June 6, 2013 and 6,000 shares of restricted stock granted on March 5, 2014. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	Includes 100 common units held by Mr. Hoenmans’ wife.

(10)	Includes 10,000 shares owned by Mr. Williams’ wife.

(11)	Includes information reported to us. Mr. Thames left the company on March 7, 2014 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

(12)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Abiteboul.

(13)	Includes an aggregate of 88,500 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of July 15, 2014.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Soroban Capital Partners LLC 444 Madison Avenue, 21st Floor New York, NY 10022	14,851,810	(1)	6.2	%(1)
PointState Capital LP 40 West 57th Street, 25th Floor New York, New York, 10019	14,752,456	(2)(3)	6.2	%(2)(3)
(1)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by (i) Soroban Master Fund LP (“Soroban Master Fund”), (ii) Soroban Capital Partners LLC (“Soroban Capital Partners”), and (iii) Eric W. Mandelblatt (“Mandelblatt”). Each of Soroban Master Fund, Soroban Capital Partners and Mandelblatt are deemed to beneficially own 14,851,810 shares of common stock. Soroban Master Fund, Soroban Capital Partners and Mandelblatt have shared power to vote and dispose of the shares beneficially owned.

(2)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by: (i) SteelMill Master Fund, LP (“SteelMill”), (ii) PointState Capital LP (“PointState”), and (iii) Zachary J. Schreiber. PointState serves as the investment manager to SteelMill, PointState Fund LP, a Delaware limited partnership (“PointState Fund”), and Conflux Fund LP, a Delaware limited partnership (“Conflux”). Mr. Schreiber serves as managing member of PointState Capital GP LLC, a Delaware limited liability company (“PointState GP”), which in turn serves as the general partner of PointState, and serves as managing member of PointState Holdings LLC, the general partner of SteelMill and PointState Fund, and of Conflux Holdings LLC (“Conflux GP”), the general partner of Conflux (together with SteelMill and PointState Fund, the “Funds”). PointState, which serves as the investment manager to the Funds, and Mr. Schreiber, as managing member of PointState GP, PointState Holdings LLC and Conflux GP, each may be deemed to beneficially own 14,752,456 shares of common stock. PointState and Mr. Schreiber have shared power to vote and dispose of the shares beneficially owned.

(3)	On April 25, 2014, SteelMill filed a Schedule 13G (not including PointState or Mr. Schreiber) reporting that it beneficially owned 12,971,459 shares of our common stock (approximately 5.4% of the shares outstanding). This represents an increase in the ownership of shares by SteelMill of 2,995,007 shares relative to the number reported by SteelMill in the Schedule 13G/A described in note (2). We are unable to determine how many of our common shares SteelMill, PointState and Mr. Schreiber owned in the aggregate on April 25, 2014.

20	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation of our Named Executive Officers (“NEOs”) and describes the objectives and principals underlying the Company’s executive compensation program, the compensation decisions we have recently made under these programs and the factors we considered in making these decisions.

Our NEOs for 2013 who are covered in this CD&A include:

Name	Position
Charif Souki	Chairman, Chief Executive Officer and President
H. Davis Thames	Former Senior Vice President and Chief Financial Officer
Meg A. Gentle	Executive Vice President—Marketing
R. Keith Teague	Executive Vice President—Asset Group
Greg W. Rayford	Senior Vice President and General Counsel
Jean Abiteboul	Senior Vice President—International

Executive Summary: 2013 in Review

Overview

We are a Houston-based energy company primarily engaged in liquefied natural gas (“LNG”) related businesses. We own and operate the Sabine Pass LNG receiving terminal and Creole Trail Pipeline in Louisiana through our partial ownership interest in and management agreements with Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is a publicly-traded partnership we created in 2007. The Sabine Pass LNG terminal has regasification facilities owned by Cheniere Partners’ wholly owned subsidiary, Sabine Pass LNG, L.P. (“Sabine Pass LNG”). Sabine Pass LNG currently has two third-party long-term terminal use agreements that generate fixed fees of approximately $250 million annually.

Cheniere Partners is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities through a wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”). Cheniere Partners plans to construct up to six natural gas liquefaction trains (“Trains”) which are in various stages of development. Each Train is expected to have nominal production capacity of approximately 4.5 metric tons per annum (“mtpa”) of LNG. We commenced construction of Trains 1 and 2 and the related new facilities at the Sabine Pass LNG terminal in August 2012. Construction of Trains 3 and 4 at the Sabine Pass LNG terminal began in May 2013. We are developing Trains 5 and 6 and commenced the regulatory approval process for these Trains in February 2013. Sabine Pass Liquefaction has entered into four fixed price, 20-year sale and purchase agreements (“SPAs”) with third parties that in the aggregate equate to approximately 16 mtpa of LNG that commence with the date of first commercial delivery for Trains 1 through 4, which are fully permitted. In addition, Sabine Pass Liquefaction has entered into two fixed price, 20-year SPAs with third parties for another 3.75 mtpa of LNG that commence with the date of first commercial delivery for Train 5, which has not yet received regulatory approval for construction. Upon completion of Trains 1 through 4, the fixed fee portion to be paid by the customers to Sabine Pass Liquefaction will be approximately $2.3 billion annually, and $2.9 billion annually if we make a positive final investment decision with respect to Train 5.

We are also developing a second natural gas liquefaction and export facility near Corpus Christi, Texas. As currently contemplated, the proposed Corpus Christi LNG terminal would be designed for up to three Trains with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG. We will make a final investment decision upon the completion of entering into a sufficient amount of SPAs, obtaining financing commitments and receiving regulatory approvals.

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LIQUEFACTION PROJECTS MILESTONES	Sabine Pass		Corpus Christi	Sabine Pass Trains 5-6
	Trains 1-2	Trains 3-4
Initiate Permitting Process
Commercial Agreements			2014	2014
EPC Contract				2015
Financing Commitments			2014	2015
Regulatory Approvals			2014/15	2015
Issue Notice to Proceed			2015	2015
Commence Operations	2015/16	2016/17	2018/19	2018/19

2013 Business Highlights and Company Performance

Our strong performance against our operational and corporate performance goals and significant progress towards our strategic business plan drove dramatic stock price appreciation in 2013. This past year marked an unprecedented high in our stock price of over $44—more than double 2012’s high of $21, and an exponential increase over the high five years ago of $2. These increases resulted in shareholder returns unsurpassed by our peers as demonstrated by our one-year and five-year stock price appreciation depicted in the chart below:

Stock Price Performance

In 2013 specifically, we delivered strong performance against our operational and corporate performance goals and significant progress towards our strategic business plan. Significant achievements included:

•	Continued Construction of Trains 1 and 2 at the Sabine Pass LNG terminal—Construction of Trains 1 and 2 at the Sabine Pass LNG terminal is within budget and ahead of schedule. Overall project completion as of December 31, 2013 was 54%.

•	Completed Financing and Started Construction of Trains 3 and 4 at the Sabine Pass LNG terminal—In May 2013, we completed the financing for and commenced construction of Trains 3 and 4 at the Sabine Pass LNG terminal. The financing for Trains 3 and 4 was completed at favorable rates and no additional equity was issued. Overall project completion as of December 31, 2013 was 20%.

•	Furthered Development of Trains 5 and 6 at the Sabine Pass LNG terminal—We made significant progress on the development of Trains 5 and 6 at the Sabine Pass LNG terminal. We commenced the regulatory approval process for Trains 5 and 6 in February 2013. In March 2013, Sabine Pass Liquefaction entered into an LNG SPA with Centrica plc (“Centrica”) that commences upon the date of first commercial delivery for Train 5, which together with the LNG SPA entered into with Total Gas & Power North America, Inc. (“Total”) in December 2012 provides us the commercial contracts for five Trains at the Sabine Pass LNG terminal.

22	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

•	Furthered Development of the Corpus Christi LNG Terminal—We made significant progress on the development of the Corpus Christi LNG terminal and related facilities. In December 2013, Corpus Christi Liquefaction entered into two lump-sum turnkey contracts with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for construction of three Trains and related facilities. Corpus Christi Liquefaction also entered into its first LNG SPA with PT Pertamina (Persero) (“Pertamina”), which commences upon the start of operations of the first Train at the Corpus Christi LNG terminal.

•	Completed IPO of CQH—On December 18, 2013, our subsidiary, Cheniere Energy Partners LP Holdings, LLC (“Holdings”), completed its initial public offering of 36,000,000 common shares representing limited liability company interests in Holdings at $20.00 per share. The proceeds from the initial public offering will be used by us for the development of our existing assets, future projects and general corporate purposes. The shares began trading on the NYSE MKT LLC on December 13, 2013 under the symbol “CQH”.

2013 Compensation at a Glance

Our NEO’s compensation in 2013 was driven by a year of unprecedented gains in share price and the achievement of key strategic accomplishments and is summarized below:

•	Base Salary: Following a year and a half of no base salary increases, our NEOs—with the exception of our CEO—received base salary adjustments in December, 2013. These increases were determined after a comprehensive review revealed that the salaries of our NEOs were well below the median of similarly situated executives.

•	Annual Bonus: Annual bonus payments to all employees, including our NEOs, were made from a pool funded based on the achievement of specific operational and corporate performance goals and strategic success. In 2013, when adjusted for increased headcount, the pool for employees was funded 10% higher than in 2012 based on our performance in 2013. Annual bonuses for our NEOs resulted in increases in annual bonuses over 2012 in the range of 10-23%.

•	Long-Term Equity Awards: As disclosed in our 2013 Proxy Statement and Notice of Postponed Annual Meeting of Stockholders, in early 2013, each NEO received a grant of restricted stock from a pool of shares funded based on expected cash flows generated by Trains 3 and 4 at the Sabine Pass LNG terminal that would vest only upon meeting certain performance-based goals—specifically, the achievement of performance milestones relating to financing and constructing Trains 3 and 4 at the Sabine Pass LNG terminal and stock price hurdles. In 2013, 20% of each NEO’s Milestone Award (as defined below) and 100% of each NEO’s $25 and $35 Stock Price Award (as defined below) vested.

Pay for Performance Alignment in 2013

The chart below highlights, for our CEO, the alignment of our three-year relative realizable pay to our relative three-year total shareholder return (“TSR”) performance. We define realizable pay, for Cheniere and the companies in our peer group, as the three-year total cash paid (base salary and annual bonus) plus the year-end 2013 value of equity granted during the most recent three-year period. The individual peer companies are represented by the dots on the chart. The chart below demonstrates strong alignment between pay and CEO performance, with Cheniere positioned at the 100th percentile.

Pay for Performance Alignment in 2013

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	23

Strong Corporate Governance

We seek to abide by good compensation governance practices. The Compensation Committee regularly considers the competitive market trends and seeks to understand the views of our stockholders, including the results of our annual advisory vote on executive compensation, when adopting new, emerging compensation best practices or considering changes to existing policies. Examples of practices implemented include the following:

•	Limited Perquisites. We generally do not provide benefits to our executives that are not offered to all of our employees.

•	Single Peer Group. The Committee benchmarks both compensation opportunities and long-term stock performance against a single peer group and other relevant surveys.

•	Company-Wide Objectives and Performance Goals. For 2013, the short-term incentive opportunities for all of our NEOs were based on Company-wide objectives and corporate performance goals. Similarly, the long-term incentive awards granted to our NEOs in 2013 vest based on the achievement of performance milestones and stock price hurdles.

•	No Hedging. We have adopted measures to prevent our employees from hedging Company stock.

•	Stock Ownership Guidelines. Both our NEOs and the non-employee directors are subject to rigorous stock holding requirements.

•	Independent Consultant. The Compensation Committee currently engages an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to its engagement.

•	Limited Employment Agreements. Outside of arrangements with overseas NEOs, we do not have employment agreements with our NEOs.

•	Risk Management. We maintain a strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•	No Retirement or SERP. We do not provide our NEOs with post-retirement compensation that is not otherwise provided to all employees and we do not offer a defined benefit pension plan to any of our employees or NEOs.

2013 Say on Pay Vote and Stockholder Engagement

In 2013, we received support of approximately 57% of our stockholders who cast an advisory vote on the Company’s say on pay proposal on the compensation paid to our NEOs. While we received majority support, our preference is to have more stockholders understand and approve our compensation plans. We take such voting results seriously and have made active and frequent efforts to engage our stockholders to understand the reasons for the voting pattern. The Compensation Committee and management also undertook a thorough review of our executive compensation program.

We have been actively engaging in dialogue with a significant number of investors to ensure that they benefit in tandem with the Company and our executive officers. We are committed to maintaining regular dialogue with our investors to solicit feedback on our executive compensation. The Compensation Committee and the Board of Directors value these discussions and encourage stockholders to provide their feedback.

Philosophy and Objectives of Our Executive Compensation

General

Our executive compensation programs and objectives are based on our need to attract, retain and motivate executives with the talent and experience necessary for us to achieve our strategic business plan. We need to hire the highest caliber executives available in the global LNG marketplace and we compete for talent with larger energy companies. We believe our executive team and all of our employees are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation. While we spend considerable time benchmarking levels of pay against similarly situated executives in the marketplace, we do not have a set formula for targeting pay at any particular level of the marketplace. Rather, we use such information as a market point of reference, from which the Compensation Committee applies discretion in setting compensation and making decisions for a company that is uniquely positioned both in terms of business development and achievements for the year.

In recent years, our philosophy has supported giving a high degree of discretion to our Compensation Committee to make determinations, based on recommendations from management, as to appropriate compensation levels as they relate to

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commensurate levels of achievement. We believe that our Compensation Committee members’ experience and intricate knowledge of the Company’s path to meet its strategic long-term goals is the best basis on which to assess appropriate levels of compensation. We do not believe that tailoring our compensation program to a one-size fits all formulaic approach to meet certain compensation test requirements is appropriate where it is contrary to the goals of attracting, motivating and retaining the highest caliber of talent necessary to achieve our long-term strategic plan and drive shareholder value.

Pay Mix

Our executive compensation programs are designed to result in payouts that are closely aligned with company and shareholder performance. Our NEOs receive an annual base salary and are entitled to annual performance-based cash awards to incentivize them to achieve annual operational and corporate performance goals. The largest component of our NEOs’ compensation, however, is paid in performance-based equity awards to incentivize our executive officers to perform at their highest levels to obtain our strategic business plan and to align management’s interests with our stockholders’ interests. As a result, the vast majority of our NEO’s pay is variable, at-risk and pays out only upon achievement of performance. The following charts demonstrate the breakdown of elements in our NEO’s compensation for 2013:

Process for Determining Executive Compensation

Role of Compensation Committee and Management in Compensation Decisions

The Compensation Committee reviews and approves annual compensation, including the competitiveness of each component of the total compensation package, for our Chief Executive Officer (“CEO”) and each of our Executive Vice Presidents and Senior Vice Presidents. The Compensation Committee also reviews and approves the performance goals established by management which are required to be achieved for the executive officers to earn variable compensation. The performance goals are consistent with operational and corporate performance goals related to the strategic business plan of the Company.

Our Human Resources department and independent compensation consultant support the Compensation Committee in this effort but all compensation decisions for our NEOs are ultimately made by the Compensation Committee. All compensation recommendations reflect input from our Human Resources department and independent compensation consultant based on the Company’s performance and their review of external market data. At the end of the year, the CEO proposes base salaries and annual bonus awards for the Executive Vice Presidents and Senior Vice Presidents to the Compensation Committee which then reviews, discusses and modifies, as appropriate, these recommendations. The Compensation Committee approves base salaries for the Executive Vice Presidents and Senior Vice Presidents based on external market data and individual considerations. The Compensation Committee also evaluates whether the annual objectives and corporate performance goals for the year have been achieved to determine the total amount of the bonus pool, as recommended by the CEO, and the amount of the annual bonus awards for each of the Executive Vice Presidents and Senior Vice Presidents. The Compensation Committee also reviews and approves long-term equity awards for the Executive Vice Presidents, Senior Vice Presidents and CEO. The Compensation

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Committee generally meets in executive session to discuss and determine the amount of our CEO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation.

Independent Compensation Consultant

The Compensation Committee has been delegated the authority by the Board to retain any compensation consultant to be used to assist the Compensation Committee and management in the evaluation of compensation decisions. The Compensation Committee engaged Deloitte Consulting LLP (“Deloitte”) from May 2006 through October 2013 to provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans. In October 2013, the Compensation Committee engaged Pearl Meyer & Partners, LLP (“PM&P”) as its independent compensation consultant.

The independent compensation consultant reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. The independent compensation consultant attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. During 2013, the Company used certain Deloitte affiliates for additional services not related to executive compensation. The aggregate fees the Company paid to Deloitte’s affiliates for these additional services was $214,025, and the aggregate fees the Company paid to Deloitte for executive compensation consulting services was $107,450 during 2013. With respect to engaging Deloitte and PM&P, we considered whether any conflict of interest existed under the SEC rules and NYSE MKT LLC listing standards. We reviewed the following related to each consultant in our evaluation: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. We concluded that there were no conflicts of interest that prevented Deloitte or PM&P from serving as an independent consultant to the Compensation Committee on executive compensation matters.

Peer Group and Benchmarking

Each year, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviews external market data to determine the competitiveness of the total compensation package of our NEOs. The market data selected is representative of the energy industry within which we operate and includes companies relative to our business activity with which we compete for executive talent. The Compensation Committee reviews the following components of each NEO’s compensation relative to the amount paid to executives in similar positions within the market data: base salary, annual cash bonuses and equity compensation. The market data serves as a point of reference for measuring the compensation of our NEOs, but individual compensation decisions are made based on a combination of considerations, including the Company’s overall performance; the individual roles, responsibilities and performance of each of the NEOs; and market competitiveness. As mentioned in our philosophy, we are not bound by rigid benchmark data in setting compensation; rather, such information is used as a market reference for the Compensation Committee when it exercises discretion in making compensation decisions.

We benchmark our executive compensation against both nationally recognized published survey data as well as proxy data from our peer group. With the assistance of our independent compensation consultant, the Compensation Committee reviews base salary, total cash compensation, equity compensation and total direct compensation for similar executive positions from published survey data and proxy data from our peer group. The Towers Watson Energy Services Executive Compensation Survey we used in 2013 reflected compensation data for executives in U.S. energy companies with total assets ranging from $2.5 billion to $39.5 billion. Attached to this Proxy Statement as Exhibit A is the list of companies included in the Towers Watson 2013 Energy Services Executive Compensation Survey.

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The peer group we used to benchmark compensation against for 2013 is indicated below. Our peer group was developed based on a list of energy companies we consider most representative of us in type of business and that we measure our performance against. All of the companies in our peer group are companies we compete with for executive talent. In 2013, it was determined we should remove two companies, Energy Transfer Equity, L.P. (“Energy Transfer”) and Kinder Morgan, Inc. (“Kinder Morgan”), based on their business operations and market capitalization. The new peer group was used to benchmark the 2014 base salary adjustments.

2013 Proxy Peer Group
•AES Corp	•NRG Energy Inc.
•AGL Resources Inc.	•ONEOK, Inc.
•Calpine Corp.	•Plains All American Pipeline L.P.
•CMS Energy Corp	•Questar Corporation
•Dynegy Inc.	•Regency Energy Partners LP
•Enbridge Energy Partners, L.P.	•Sempra Energy
•EQT Corporation	•Spectra Energy Corp.
•Markwest Energy Partners, L.P.

Components of Our Executive Compensation

Overview

The components of our NEO’s compensation in 2013 are provided in the following table:

Compensation Element	Form of Compensation	Purpose
Base Salary	Total Cash Compensation	Base salaries provide fixed compensation necessary to attract and retain key executives.
Performance-Based Cash Bonus Award		Cash bonus awards provide performance-based incentives to our NEOs to achieve operational and corporate performance goals and to reward our NEOs for the achievement of those goals.
Performance-Based Equity Compensation	Restricted Stock	The largest component of our NEOs’ compensation is paid in equity that is performance-based. We believe this incentivizes our NEOs to perform at their highest levels to obtain our long-term strategic business plan and to align management’s interests with our stockholders’ interests.
Benefits	401(k) Plan Health and Welfare Benefits	Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the retirement and health and welfare needs of all employees and their families.
Change in Control Agreements	Cash Payment in the event of a Change of Control of the Company	To ensure that certain employees, including all of our NEOs, are not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations.

Base Salary

The base salaries of our NEOs are designed to be comparable to like positions in the marketplace from where we recruit executive talent. However, historically and in 2013, our NEOs’ base salaries trended well below the median of the market. During 2013, the Compensation Committee, with the assistance of PM&P and management, began reviewing recommended base salary increases for the NEOs to be competitive with base salaries in the marketplace in which we compete for executive talent.

On December 6, 2013, the Compensation Committee approved base salary increases to bring our NEOs closer to the market median with the exception of our CEO. These base salary increases were effective December 30, 2013. Consistent with our compensation philosophy, the Compensation Committee decided not to increase Mr. Souki’s base salary but rather rely on the performance-based elements of his pay to ensure that he is fairly compensated.

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2013 Base Salary and 2014 Base Salary Increases
Named Executive Officers	2013 Base Salary		2014 Base Salary Effective December 30, 2013
Charif Souki—Chairman, Chief Executive Officer and President	$800,000		$800,000
H. Davis Thames—Former Senior Vice President and Chief Financial Officer	$420,000		$585,000
Meg A. Gentle—Executive Vice President—Marketing	$420,000		$585,000
R. Keith Teague—Executive Vice President—Asset Group	$375,000		$525,000
Greg W. Rayford—Senior Vice President and General Counsel	$375,000		$525,000
Jean Abiteboul—Senior Vice President—International	$378,286	(1)	$475,000	(1)
(1)	Mr. Abiteboul’s base salary for 2013 was 306,998 EUR. Effective December 30, 2013, his rate was increased to 351,391 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the exchange rate on the date each rate was effective by the Compensation Committee: an exchange rate of 1 USD to 0.81155 EUR on July 30, 2012 and an exchange rate of 1 USD to 0.73977 EUR on November 21, 2013.

Annual Cash Bonus

In 2013, annual cash bonuses (the “Annual Cash Bonus”) were payable to our NEOs pursuant to our 2011-2013 Bonus Plan. This plan was designed to pay Annual Cash Bonuses from a pool that is funded based on the achievement of operational and corporate performance goals, reassessed annually, that are related to the strategic business plan of the Company. The Annual Cash Bonus pool is distributed to all employees of the Company based on individual performance, including the NEOs.

The operational and corporate performance goals to establish funding for the 2013 performance year Annual Cash Bonus pool were approved by the Compensation Committee at the beginning of the year. The 2013 operational and corporate performance goals, and the corresponding outcomes reached by year end, included the following:

Budgeting and Operations

•The Sabine Pass LNG terminal and Creole Trail Pipeline operations were conducted safely and in compliance with all regulatory requirements.

•The Company and its subsidiaries managed the capital budget and operating expenditures within 10% of the approved 2013 expenditure budget.

Construction of Trains 1 through 4 at the Sabine Pass LNG terminal

•Construction of Trains 1 and 2 at the Sabine Pass LNG terminal is within budget, ahead of schedule and in compliance with all regulatory requirements. Overall project completion as of December 31, 2013 was 54%.

•We completed the financing for and commenced construction of Trains 3 and 4 at the Sabine Pass LNG terminal in May 2013. Construction of Trains 3 and 4 is within budget, ahead of schedule and in compliance with all regulatory requirements. Overall project completion as of December 31, 2013 was 20%.

Furthered Development of Trains 5 and 6 at the Sabine Pass LNG terminal

•FERC Pre-filing for Trains 5 and 6 at the Sabine Pass LNG terminal was initiated in February 2013 and the full FERC application was submitted in September 2013.

•Sabine Pass Liquefaction entered into an LNG SPA with Centrica that commences upon the date of first commercial delivery of Train 5 in March 2013, which together with the LNG SPA entered into with Total in December 2012 provides us the commercial contracts for five Trains at the Sabine Pass LNG terminal.

Furthered Development of the Corpus Christi LNG terminal

•The FEED for the Corpus Christi LNG terminal was completed in September 2013 in support of achieving a final investment decision in 2015.

•Corpus Christi Liquefaction entered into two lump-sum turnkey contracts with Bechtel for construction of three Trains and related facilities at the Corpus Christ LNG terminal in December 2013.

•Corpus Christi Liquefaction entered into its first LNG SPA with Pertamina in December 2013.

Creole Trail Pipeline Expansion	•We sold the Creole Trail Pipeline to our subsidiary, Cheniere Partners, and advanced the development of the Creole Trail Pipeline expansion project.
Financing

•The financing for construction of Trains 3 and 4 at the Sabine Pass LNG terminal was completed in May 2013 at favorable rates and no additional equity was issued.

•During February, April and November 2013, we refinanced a portion of the project debt facility at the Sabine Pass LNG terminal with bonds at favorable rates.

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Risk Management

•We achieved our 2013 staffing plans in support of commencing liquefaction operations in late 2015.

•An engineering and construction risk management plan was implemented in April 2013.

•A new hire training program to ensure operational preparation for liquefaction commissioning, start-up, performance testing and production was implemented in 2013.

•Our internal controls and processes have undergone a thorough review and rationalization in 2013.

Completed Initial Public Offering of CQH

•We completed an initial public offering of 36,000,000 common shares representing limited liability company interests in CQH at $20.00 per share in December 2013. The proceeds from the initial public offering will be used for the development of our existing assets, future projects and general corporate purposes.

Based on the above results, on November 22, 2013, the Compensation Committee approved the funding of an Annual Cash Bonus pool for all employees, including the NEOs, in the amount of $32 million for 2013. In determining the amount of the Annual Cash Bonus pool, the Compensation Committee and management discussed the amount of last year’s cash bonuses and determined 2013 Annual Cash Bonuses, when adjusted for increased headcount, should be approximately 10% greater than last year’s bonuses based on 2013’s performance relative to 2012 in addition to the significant shareholder value that was created as a result of the Company’s strong stock price appreciation in 2013.

A portion of the Annual Cash Bonus pool was allocated by the Compensation Committee to each of the NEOs based on a recommendation by the CEO and such NEO’s contributions in 2013. Prior to determining the Annual Cash Bonuses for each NEO, the Compensation Committee reviewed the market data to compare the cash bonus opportunities of our NEOs under the 2011-2013 Bonus Plan for the 2013 performance year to such opportunities of similar executive officer positions in the market data. In determining the amount of each NEO’s Annual Cash Bonus, the Compensation Committee compared each NEO’s new base salary amount, proposed Annual Cash Bonus amount and total cash compensation to the market data. Management and the Compensation Committee believe the Annual Cash Bonus payout must be competitive and the relationship between performance results and pay is strengthened when there are incentive opportunities for superior performance. Based on such information, the Compensation Committee approved Annual Cash Bonuses for each of the NEOs, payable on December 23, 2013, as follows:

2013 Annual Cash Bonuses
Named Executive Officers	2013 Annual Cash Bonuses
Charif Souki—Chairman, Chief Executive Officer and President	$3,680,000
H. Davis Thames—Former Senior Vice President and Chief Financial Officer	$935,000
Meg A. Gentle—Executive Vice President—Marketing	$935,000
R. Keith Teague—Executive Vice President—Asset Group	$800,000
Greg W. Rayford—Senior Vice President and General Counsel	$750,000
Jean Abiteboul—Senior Vice President—International	$600,000

Long-Term Incentive Award

The 2011-2013 Bonus Plan also provided for long-term equity-based incentive opportunities (“LTI Awards”) for our NEOs. The 2011-2013 Bonus Plan is a sub-plan under the Company’s 2011 Incentive Plan (the “2011 Plan”), which was approved by the stockholders in June 2011. On December 12, 2012, pursuant to the 2011-2013 Bonus Plan, the Compensation Committee approved LTI Awards for all employees of the Company, including the NEOs, which are earned based on our achievement of specific goals related to: (1) construction of Trains 3 and 4 at the Sabine Pass LNG terminal, and (2) the Company’s stock price appreciation.

Like the Annual Cash Bonus pool, the Compensation Committee determined the amount of the long-term incentive award pool based on important Company performance measures – specifically, expected cash flows generated pursuant to the LNG sale and purchase agreements entered into for Trains 3 and 4 at the Sabine Pass LNG terminal. Based on these measures, the long-term incentive award pool was funded with 18 million shares of restricted stock. Each of our NEOs received a LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal in the form of restricted stock on February 18, 2013, that took into account the executive officer’s individual achievements regarding Trains 3 and 4. The amount of the executive officers’ LTI Awards for Trains 3

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and 4 were intended to be consistent with the percentage of the pool they received for construction of Trains 1 and 2 and to incentivize completion of the project.

The following table shows the market cap growth that was realized by our stockholders between 2011 and 2013 compared to the value at vesting of the LTI Awards for Trains 1 through 4 realized by management.

Market Cap Growth

A portion of each NEO’s LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal was granted as a milestone award (“Milestone Award”), with vesting of the Milestone Award conditional on certain milestones relating to financing and constructing Trains 3 and 4, and a portion was granted as a stock price award (“Stock Price Award”), with vesting of the Stock Price Award conditional on the achievement of minimum average Company stock price hurdles. The following table sets forth the LTI Awards for construction of Trains 3 and 4 at the Sabine Pass LNG terminal and the vesting schedule for the awards for each of the NEOs.

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LTI Awards for Construction of Trains 3 and 4 at the Sabine Pass LNG terminal
	Restricted Stock Awards for Construction of Trains 3 and 4 at the Sabine Pass LNG terminal			Vesting Schedule for Milestone Awards				Vesting Schedule for Stock Price Awards
Executive Officer	Milestone Awards (Total No. of Shares of Restricted Stock)	Stock Price Awards (Total No. of Shares of Restricted Stock)		No. of Shares Vesting for Milestone 1: NTP (30% Vested on 5/28/13)	No. of Shares Vesting for Milestone 2: Payment of 60% of original contract price of EPC Contract (20% Vesting)	No. of Shares Vesting for Milestone 3: Substantial Completion of Train 4 (20% Vesting)	No. of Shares Vesting for Milestone 4: First Anniversary of Substantial Completion of Train 4 (30% Vesting)	120-day Average Closing Stock Price of $25 (50% Vested on 5/22/13)	120-day Average Closing Stock Price of $35 (50% Vested on 12/6/13)
Charif Souki— Chairman, Chief Executive Officer and President	4,200,000	2,100,000	(1)	1,260,000	840,000	840,000	1,260,000	1,050,000	1,050,000
H. Davis Thames— Former Senior Vice President and Chief Financial Officer	600,000	300,000		180,000	120,000	120,000	180,000	150,000	150,000
Meg A. Gentle— Executive Vice President—Marketing	600,000	300,000		180,000	120,000	120,000	180,000	150,000	150,000
R. Keith Teague— Executive Vice President—Asset Group	480,000	240,000		144,000	96,000	96,000	144,000	120,000	120,000
Greg W. Rayford— Senior Vice President and General Counsel	480,000	240,000		144,000	96,000	96,000	144,000	120,000	120,000
Jean Abiteboul— Senior Vice President— International	400,000	200,000		120,000	80,000	80,000	120,000	100,000	100,000
(1)	The 2011 Plan provides that no individual may be granted, in any one calendar year, awards covering an aggregate of more than 6,000,000 shares of common stock; therefore, 300,000 of the 2,100,000 shares of restricted stock for Mr. Souki’s Stock Price Award were granted under the Company’s 2003 Incentive Compensation Plan (the “2003 Plan”).

On May 28, 2013, the first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of notice to proceed (“NTP”) to begin construction of Trains 3 and 4 at the Sabine Pass LNG terminal. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon payment of 60% of the original contract price of the EPC Contract; (ii) 20% will vest upon substantial completion of construction of Train 4 at the Sabine Pass LNG terminal, and (iii) 30% will vest on the first anniversary of substantial completion of construction of Train 4 at the Sabine Pass LNG terminal. The performance milestones will continue to apply if an NEO’s employment with the Company is terminated by the Company without Cause (as defined in the grant agreements), by the NEO for Good Reason (as defined in the grant agreements), by the Company due to the Disability (as defined in the grant agreements) of the NEO or due to the death of the NEO following any such termination of employment, such that the Milestone Award will vest if and only if the applicable performance milestones are achieved. A NEO’s Milestone Award will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company.

The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $25 (as reported on the NYSE MKT LLC), and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC). The determination of the attainment of the average closing stock price was based on any 120-day average stock price of the Company after the grant date of the Stock Price Awards, calculated based on calendar days and on a rolling basis. The Stock Price Awards were designed based on the anticipated valuation of the Company’s stock price for construction of the first four Trains at the Sabine Pass LNG terminal and to incentivize growth in the Company’s share price up to $35 per share, a hurdle that was achieved much earlier than anticipated in December 2013.

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Other Executive Compensation and Benefits

Benefits

We offer the same benefits package to all of our employees and executive officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also offer all employees medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health and dependent care reimbursement arrangements. In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance. We also provide voluntary home and auto insurance programs for our employees. We do not offer a defined benefit pension plan to any of our employees or executive officers.

Perquisites

Perquisites are not a significant part of our compensation program and are provided to the executive officers on a limited basis. Because Mr. Souki’s duties require him to spend a significant amount of time traveling, the Company pays for charter flights for Mr. Souki for business purposes. Mr. Souki’s personal guests are permitted to fly on such charter flights on occasion at nominal or no incremental cost to the Company. In addition, Mr. Souki occasionally uses Company-chartered aircraft to commute to the Company’s headquarters. We pay for the costs of overseas assignments for all of our employees, including certain of our NEOs, and we have entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with foreign laws.

Compensatory Arrangement for Overseas or Foreign NEOs

Outside of arrangements with overseas or foreign employees, we do not have employment agreements with our NEOs. Ms. Gentle began serving as Senior Vice President—Marketing of the Company and President of Cheniere Marketing, LLC, a wholly owned subsidiary of the Company, in June 2013. On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013. Ms. Gentle’s assignment will continue until August 18, 2015, unless it is terminated earlier on three months’ written notice or extended by mutual agreement. Ms. Gentle’s assignment may also be terminated if any required visa or work permit in the U.K. is withdrawn or refused. Ms. Gentle remains an at-will employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continues to be eligible to participate in the Company’s bonus plan and the 2011-2013 Bonus Plan and any other incentive plan arrangements that may be approved by the Compensation Committee. We have agreed to a tax equalization arrangement so that Ms. Gentle will receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the United States. Ms. Gentle will also receive certain allowances in connection with her assignment. Additional information about Ms. Gentle’s Assignment Letter is provided below in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.”

On January 30, 2014, the Compensation Committee approved the Terms and Conditions of Employment (the “U.K. Employment Agreement”) between Jean Abiteboul, Senior Vice President-International of the Company, and Cheniere Supply & Marketing, Inc. (U.K. Establishment) (“Cheniere Supply & Marketing”), a wholly owned subsidiary of the Company. Mr. Abiteboul was previously seconded by the Company to Cheniere Supply & Marketing pursuant to an amendment to his French employment agreement dated February 20, 2006, as amended. Pursuant to the U.K. Employment Agreement, Mr. Abiteboul’s French employment agreement was terminated and his employment was transferred to Cheniere Supply & Marketing. He will serve as President of Cheniere Supply & Marketing and will continue to report to the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Abiteboul’s employment under the U.K. Employment Agreement will continue until terminated by either party on six months’ written notice or by Cheniere Supply & Marketing at any time for cause. The U.K. Employment Agreement also includes a six month non-competition and non-solicitation covenant by Mr. Abiteboul. Mr. Abiteboul is eligible to receive a discretionary bonus subject to performance and on terms and at a level as determined by the Compensation Committee pursuant to the U.K. Employment Agreement. In addition, Mr. Abiteboul will receive a housing allowance and a car allowance of, in each case subject to all deductions required by law. Cheniere Supply & Marketing will pay 60% of the total contributions paid to the Caisse des Français de l’Etranger (CFE) in relation to health insurance as well as additional health insurance (mutuelle) and retirement benefits (AGIRC /ARRCO) of Mr. Abiteboul, and Mr. Abiteboul will pay the remaining 40%. Additional information about Mr. Abiteboul’s French employment agreement is provided below in the Summary Compensation under “Compensatory Arrangements for Certain Executive Officers.”

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Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for certain employees of the Company, including the NEOs, which provide for a potential cash payment payable upon a change of control of the Company. The Change of Control Agreements were adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Agreements were designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations.

The Change of Control Agreements provide for the same formula for all participating employees. Specifically, upon a change in control, a cash payment in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the change of control will be payable to participating employees. The cash payments are payable within 30 days of the effective date of the change of control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for good reason that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change of control or the employee’s termination otherwise arose in connection with or in anticipation of a change of control. The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines and the Company provides notice to employees that the Change of Control Agreements will not be extended.

2014 Compensation Matters

On January 30, 2014, the Compensation Committee approved the range of bonus opportunities available to the NEO’s under the Company’s annual bonus program as set forth in the table below.

Annual Bonus Opportunities
Executive Officer	Target	Maximum (250% of Target)
Charif Souki—Chairman, Chief Executive Officer and President	120%	300%
Meg A. Gentle—Executive Vice President—Marketing	80%	200%
R. Keith Teague—Executive Vice President—Asset Group	80%	200%
Greg W. Rayford—Senior Vice President and General Counsel	80%	200%
Jean Abiteboul—Senior Vice President—International	80%	200%

On January 30, 2014, the Compensation Committee adopted the 2014-2018 LTIP, subject to stockholder approval. Proposals relating to the 2014-2018 LTIP and the 2011 Plan were included in the previously sent proxy materials. The Board in consultation with the Compensation Committee has subsequently withdrawn these proposals. After receiving feedback from stockholders and consulting with management, the Board determined that this is not the appropriate time to ask the stockholders to approve a new pool of shares. The Company will reassess its strategy in this context given the need to attract, retain and motivate employees with the talent and experience to effectively execute the Company’s strategic business plan.

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Miscellaneous Compensation Matters

Stock Ownership Guidelines

The Board of Directors believes that they and the executive officers should demonstrate their commitment to the Company by owning a significant amount of Company stock. As a result, since April 3, 2008 (and amended in 2009) we have had rigorous stock ownership guidelines as follows:

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, CEO and President	5x base salary
Executive Vice Presidents and Senior Vice Presidents	2x base salary

All non-employee directors and executive officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or executive officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board of Directors recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. All of our non-employee directors were in compliance with the guidelines as of June 6, 2013, and all of our executive officers were in compliance with the guidelines as of December 31, 2013.

Guidelines for Granting Equity-Based Awards

We recognize that granting equity awards presents specific legal, tax and accounting issues and therefore, we adopted guidelines on December 17, 2007, for all grants of equity-based awards. The guidelines have been revised for grants that are made pursuant to the 2011 Plan that was approved by our stockholders in June 2011. The guidelines reflect the Company’s prior practices for granting equity-based awards.

Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Compensation Committee or the Board. The Board established an Equity Grant Committee and appointed the Chairman of the Board as the sole member of such committee to act on behalf of the Board and the Compensation Committee in granting restricted stock and stock options to eligible plan participants (other than executive officers), subject to certain limitations. The Board has also authorized the CEO to designate eligible plan participants (other than executive officers) to be recipients of stock options and to determine the terms of such stock options, subject to certain limitations. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2011 Plan, stock options cannot be granted at an exercise price less than the closing price of a share of the Company’s common stock as reported on the NYSE MKT LLC on the grant date.

Tax and Accounting Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and design our compensation programs with the intent that they comply with Section 409A of the Internal Revenue Code. We generally seek to preserve tax deductions for executive compensation but recognize that it may be beneficial to grant compensation that is not fully tax deductible when we believe it is in the best interests of the Company and our stockholders.

34	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Nuno Brandolini

Keith F. Carney

Randy A. Foutch

Walter L. Williams

July 24, 2014

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2013, who are referred to as our “NEOs” in the following compensation tables. Ms. Gentle was Senior Vice President and Chief Financial Officer until June 15, 2013, at which time the Board appointed Mr. Thames as Senior Vice President and Chief Financial Officer and Ms. Gentle as Senior Vice President—Marketing. Mr. Thames left the Company on March 7, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Charif Souki Chairman, Chief Executive Officer and President	2013	$800,000	$3,680,000	$132,930,000	—	$4,200,000	—	$339,280	$141,949,280
	2012	$781,063	$3,200,000	$49,210,000	—	$4,200,000	—	$127,269	$57,518,332
	2011	$743,581	$2,326,900	$2,977,040	—	—	—	$206,841	$6,254,362
H. Davis Thames Former Senior Vice President and Chief Financial Officer	2013	$420,000	$935,000	$18,990,000	—	$600,000	—	$19,663	$20,964,663
	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263
	2011	$284,969	$775,600	$1,009,800	—	—	—	$14,616	$2,084,985
Meg A. Gentle Executive Vice President— Marketing	2013	$420,000	$935,000	$18,990,000	—	$600,000	—	$776,238	$21,721,238
	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263
	2011	$284,969	$775,600	$1,122,000	—	—	—	$16,457	$2,199,026
R. Keith Teague Executive Vice President—Assets	2013	$375,000	$800,000	$15,192,000	—	$480,000	—	$19,512	$16,866,512
	2012	$323,602	$650,000	$5,624,000	—	$480,000	—	$17,202	$7,094,804
	2011	$284,969	$581,700	$575,960	—	—	—	$14,616	$1,457,245
Greg W. Rayford Senior Vice President and General Counsel	2013	$375,000	$750,000	$15,192,000	—	$480,000	—	$19,512	$16,816,512
	2012	$323,602	$650,000	$5,624,000	—	$480,000	—	$17,202	$7,094,804
	2011	$229,287	$581,700	$2,008,000	—	—	—	$15,129	$2,834,116
Jean Abiteboul Senior Vice President— International (6)	2013	$427,108	$600,000	$12,660,000	—	$480,000	—	$197,659	$14,364,767
	2012	$326,799	$600,000	$5,624,000	—	$480,000	—	$368,185	$7,398,984
	2011	$310,217	$581,700	$561,000	—	—	—	$264,485	$1,717,402

(1)	This column represents the base salary earned, including any amounts invested by the NEOs in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under “Benefits.”

(2)	The amount in this column for 2013 represents the cash bonus awards paid to the NEOs for 2013 under the Annual Cash Bonus pool of the 2011—2013 Bonus Plan.

(3)

The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. The equity awards were granted in 2013, 2012 and 2011 to each of the NEOs as reported in the table for the

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applicable fiscal year. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 14 to our 2013 audited financial statements on page 81 of our Form 10-K filed with the SEC on February 21, 2014.

On February 18, 2013, each of our NEOs was granted a LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal in the form of restricted stock. A portion of each NEOs LTI Award was granted as a Milestone Award and a portion was granted as a Stock Price Award. The amount in this column for 2013 includes the grant date fair value of the LTI Awards as follows: the Milestone Awards had a grant date fair value of $21.57, 50% of the Stock Price Awards ($25 stock price hurdle) had a grant date fair value of $20.67 and 50% of the Stock Price Awards ($35 stock price hurdle) had a grant date fair value of $19.65. The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 at the Sabine Pass LNG terminal on May 28, 2013. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon payment of 60% of the original contract price of the EPC Contract; (ii) 20% will vest upon substantial completion of Train 4 at the Sabine Pass LNG terminal; and (iii) 30% will vest on the first anniversary of substantial completion of Train 4 at the Sabine Pass LNG terminal. The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company (as reported on the NYSE MKT LLC) of $25, and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC). The LTI Awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Award.”

Upon the issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal on August 9, 2012, each of our NEOs was granted a long-term bonus award. A portion of each NEOs long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal was granted in the form of restricted stock. The amount in this column for 2012 includes the grant date fair value ($14.06) of the restricted stock awards for construction of Trains 1 and 2 at the Sabine Pass LNG terminal. The first installment of 35% of the restricted stock awards vested immediately and the second installment of 10% of the restricted stock awards vested on August 9, 2013, which was the first anniversary of the issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal. The remaining installments will vest as follows: 15%, 15% and 25% on the second, third and fourth anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal.

For Messrs. Souki, Thames, Teague and Abiteboul and Ms. Gentle, the amount in this column for 2011 includes the grant date fair value ($7.48) of shares of restricted stock awarded as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vested in three equal annual installments on June 30, 2011, June 30, 2012 and June 20, 2013. For Mr. Rayford, the amount in this column for 2011 includes the grant date fair value ($10.04) of shares of restricted stock granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

(4)	Upon the issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal on August 9, 2012, each of our NEOs was granted a long-term bonus award. A portion of each NEOs long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal was granted as a cash award. The cash awards vest and are paid in five equal annual installments of 20%. The first installment was paid immediately on August 9, 2012. The amount in this column for 2013 represents the second annual installment that was paid on August 9, 2013.

(5)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

(6)	Mr. Abiteboul’s base salary for 2013 was 306,998 EUR. The amount reflected in the table represents the U.S. dollar equivalent based on monthly exchange rate conversions.

36	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
	2013	$337,600	$1,680	—	$339,280
Charif Souki	2012	$125,489	$1,680	—	$127,169
	2011	$205,161	$1,680	—	$206,841
	2013	$3,442	$1,411	$14,810	$19,663
H. Davis Thames	2012	$3,442	$1,411	$12,500	$17,353
	2011	$3,248	$959	$10,409	$14,616
	2013	$760,017	$1,411	$14,810	$776,238
Meg A. Gentle	2012	$3,442	$1,411	$12,500	$17,353
	2011	$3,248	$959	$12,250	$16,457
	2013	$3,442	$1,260	$14,810	$19,512
R. Keith Teague	2012	$3,442	$1,260	$12,500	$17,202
	2011	$3,248	$959	$10,409	$14,616
	2013	$3,442	$1,260	$14,810	$19,512
Greg. W. Rayford	2012	$3,442	$1,260	$12,500	$17,202
	2011	$2,706	$959	$11,464	$15,129
	2013	$186,285	$11,374	—	$197,659
Jean Abiteboul	2012	$358,959	$9,226	—	$368,185
	2011	$256,015	$8,470	—	$264,485

(A)	The amount in this column includes the aggregate incremental cost to the Company attributable to a reserved parking space in our office building for Messrs. Souki, Thames, Teague and Rayford and Ms. Gentle. During 2013, Mr. Souki’s personal guests flew on and Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on several occasions. The amount in this column for Mr. Souki for 2013 also includes the cost for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $334,159, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table for 2013 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2012, the amount in this column for Mr. Souki also includes an annual allowance for housing and living costs in the U.K. in the amount of $66,667. Mr. Souki no longer received the annual allowance for housing and living costs in the U.K. effective August 2012. During 2012, Mr. Souki’s personal guests flew on and Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on several occasions. The amount in this column for Mr. Souki for 2012 also includes the cost for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $55,380, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table for 2012 since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2011, the amount in this column for Mr. Souki also includes Mr. Souki’s annual allowance for housing and living costs in the U.K. in the amount of $200,000 and a tax gross-up payment in the amount of $1,913 related to additional taxable income recognized by Mr. Souki for personal usage of Company-chartered aircraft.

For 2013, the amount in this column for Ms. Gentle also includes the costs paid by the Company in relation to Ms. Gentle’s assignment in the U.K. These costs include the following: housing and utility costs in the amount of $134,962; a cost of living differential payment; a disturbance allowance; education expenses, medical benefits and relocation, moving and travel expenses for Ms. Gentle and her family; and a tax equalization payment in the amount of $392,960 (236,289 GBP) and a gross-up payment for taxes in the amount of $17,785 so that Ms. Gentle would receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the U.S. The amount for Ms. Gentle that is reported in this table for housing and utility costs for 2013 represents the U.S. dollar equivalent based on monthly exchange rate conversions from British Pounds Sterling. The amount for Ms. Gentle that is reported in this table for the tax equalization payment for 2013 represents the U.S. dollar equivalent based on the December 26, 2013 exchange rate of 1.66305 USD to 1 GBP.

For 2013, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s secondment to the U.K. These costs include the following: housing costs in the amount of $110,235 (66,857 GBP); personal tax services in the amount of $27,988 (16,975 GBP); and a tax equalization payment in the amount of $27,879 (16,909 GBP) for a portion of the taxes Mr. Abiteboul incurred in 2013 as a result of his secondment. In addition, for 2013, the amount in this column for Mr. Abiteboul includes the costs paid by the Company for Mr. Abiteboul’s use of a Company-owned car, discretionary French retirement plan contributions, and home telecommunications services. For 2013, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel and parking. The

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amounts for Mr. Abiteboul that are reported in this column for 2013 represent the U.S. dollar equivalent based on the December 31, 2013 exchange rate of 1.6488 USD to 1 GBP and 1.3766 USD to 1 EUR.

For 2012, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s secondment to the U.K. These costs include the following: housing costs in the amount of $125,018 (77,395 GBP); personal tax services; return visits to France; installation costs; and a tax equalization payment in the amount of $190,510 (117,939 GBP) for a portion of the taxes Mr. Abiteboul incurred in 2012 as a result of his secondment. In addition, for 2012, the amount in this column for Mr. Abiteboul includes costs paid by the Company for Mr. Abiteboul’s use of a Company-owned car, discretionary French retirement plan contributions, and a club membership. For 2012, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance. The amounts for Mr. Abiteboul that are reported in this column for 2012 represent the U.S. dollar equivalent based on the December 31, 2012 exchange rate of 1.32148 USD to 1 GBP and 1.61533 USD to 1 EUR.

For 2011, the amount in this column for Mr. Abiteboul includes costs paid by the Company in relation to Mr. Abiteboul’s secondment to the U.K. These costs include the following: housing costs in the amount of $89,665 (57,761 GBP); personal tax services; return visits to France; installation costs; and a tax equalization payment in the amount of $136,070 (105,000 GBP) for a portion of the taxes Mr. Abiteboul incurred in 2011 as a result of his secondment. In addition, for 2012, the amount in this column for Mr. Abiteboul includes costs paid by the Company for Mr. Abiteboul’s use of a Company-owned car, discretionary French retirement plan contributions, and a club membership. For 2011, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance. The amounts for Mr. Abiteboul that are reported in this column for 2011 represent the U.S. dollar equivalent based on the December 31, 2011 exchange rate of 1.55235 USD to 1 GBP and 1.2959 USD to 1 EUR.

(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. The amount in this column for Mr. Abiteboul reflects medical, disability an death benefit premiums paid by the Company under the Private Employer Terms of the French nationalized program.

(C)	With the exception of Messrs. Souki and Abitboul, the amounts in this column reflect matching contributions allocated by the Company to each of the NEOs pursuant to the Company’s Retirement Plan.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the stock awards made to the NEOs during 2013.

Grants of Plan-Based Awards During Fiscal Year 2013

Name	Grant Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki (2)	02/18/2013	2003 Plan & 2011 Plan	—	—	—	—	—	—	6,300,000	—	—	$132,930,000
H. Davis Thames	02/18/2013	2011 Plan	—	—	—	—	—	—	900,000	—	—	$18,990,000
Meg A. Gentle	02/18/2013	2011 Plan	—	—	—	—	—	—	900,000	—	—	$18,990,000
R. Keith Teague	02/18/2013	2011 Plan	—	—	—	—	—	—	720,000	—	—	$15,192,000
Greg W. Rayford	02/18/2013	2011 Plan	—	—	—	—	—	—	720,000	—	—	$15,192,000
Jean Abiteboul	02/18/2013	2011 Plan	—	—	—	—	—	—	600,000	—	—	$12,660,000
(1)	These columns reflect the number of shares and grant date fair value of each of the NEO’s LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal in the form of restricted stock. A portion of each NEOs LTI Award was granted as a Milestone Award and a portion was granted as a Stock Price Award. The first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 at the Sabine Pass LNG terminal on May 28, 2013. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon payment of 60% of the original contract price of the EPC Contract; (ii) 20% will vest upon substantial completion of Train 4 at the Sabine Pass LNG terminal, and (iii) 30% will vest on the first anniversary of substantial completion of Train 4 at the Sabine Pass LNG terminal. The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company (as reported on the NYSE MKT LLC) of $25, and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC). The LTI Awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Award.”

(2)	The 2011 Plan provides that no individual may be granted, in any one calendar year, awards covering an aggregate of more than 6,000,000 shares of common stock; therefore, 300,000 of the 6,300,000 shares of restricted stock for Mr. Souki’s LTI Award was granted under the Company’s 2003 Plan.

38	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Compensatory Arrangements for Certain Executive Officers

On July 24, 2013, the Compensation Committee approved an Assignment Letter for Ms. Gentle to assign her to the London office, effective August 19, 2013. Ms. Gentle’s assignment will continue until August 18, 2015, unless it is terminated earlier on three months’ written notice or extended by mutual agreement. Ms. Gentle’s assignment may also be terminated if any required visa or work permit in the U.K. is withdrawn or refused. Ms. Gentle remains an at-will employee of the Company at all times during her assignment, subject to the existing terms and conditions of her employment. Ms. Gentle also continues to be eligible to participate in the Company’s bonus plan and the 2011-2013 Bonus Plan and any other incentive plan arrangements that may be approved by the Compensation Committee. Pursuant to the Assignment Letter, the Company agreed to a tax equalization arrangement so that Ms. Gentle will receive the same amount of compensation, after taxes, while on assignment as she would have received had she remained resident in the United States. Ms. Gentle will also receive certain allowances in connection with her assignment. Ms. Gentle’s Assignment Letter is also described in the Compensation Discussion and Analysis under “Compensatory Arrangements for Overseas or Foreign NEOs.”

During 2013, Mr. Abiteboul had an employment agreement with our French subsidiary for an unlimited term. Pursuant to the agreement, Mr. Abiteboul received a fixed annual gross salary that was reviewed annually by the Compensation Committee and a portion of which was an expatriation allowance. He was also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation was subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participated in permanent and private medical insurance arrangements in France and was entitled to a death in-service benefit. The Company provided Mr. Abiteboul with use of a Company-owned car and the Company paid for insurance, fuel, parking and maintenance expenses related to the car, personal tax services, club memberships, discretionary French retirement plan contributions and home telecommunication services for Mr. Abiteboul. The agreement provided for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul would have received a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period; provided, however, the Company was entitled to waive the non-compete obligation upon notice to Mr. Abiteboul. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing and Mr. Abiteboul. As a result of Mr. Abiteboul’s secondment, Mr. Abiteboul no longer received the expatriation allowance effective April 30, 2010. On January 30, 2014, the Compensation Committee approved a U.K. Employment Agreement between Mr. Abiteboul and Cheniere Supply & Marketing. Pursuant to the U.K. Employment Agreement, Mr. Abiteboul’s French employment agreement was terminated and his employment was transferred to Cheniere Supply & Marketing. Additional information about Mr. Abiteboul’s U.K. Employment Agreement is provided above in the Compensation Discussion and Analysis under “Compensatory Arrangements for Overseas or Foreign NEOs.”

Annual Cash Bonus

On November 22, 2013, the Compensation Committee approved the funding of an Annual Cash Bonus pool for all employees, including the NEOs, in the amount of $32 million for 2013. In 2013, the Annual Cash Bonuses were payable to our NEOs pursuant to our 2011-2013 Bonus Plan. The operational and corporate performance goals to establish funding for the 2013 performance year Annual Cash Bonus pool were approved by the Compensation Committee at the beginning of the year. The 2013 operational and corporate performance goals, and the corresponding outcomes reached by year end, are described in detail in the Compensation Discussion and Analysis under “Annual Cash Bonus.” A portion of the Annual Cash Bonus pool was allocated by the Compensation Committee to each of the NEOs based on a recommendation by the CEO and such NEO’s contributions in 2013. The Annual Cash Bonuses were paid to all employees, including the NEO’s, on December 23, 2013.

LTI Award

On February 18, 2013, each of our NEOs received a LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal in the form of restricted stock. A portion of each NEO’s LTI Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal

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was granted as a Milestone Award, with vesting of the Milestone Award conditional on certain milestones relating to financing and constructing Trains 3 and 4, and a portion was granted as a Stock Price Award, with vesting of the Stock Price Award conditional on the achievement of minimum average Company stock price hurdles. On May 28, 2013, the first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 at the Sabine Pass LNG terminal. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon payment of 60% of original contract price of the EPC Contract; (ii) 20% will vest upon substantial completion of Train 4 at the Sabine Pass LNG terminal; and (iii) 30% will vest on the first anniversary of substantial completion of Train 4 at the Sabine Pass LNG terminal. The Stock Price Awards vested in two 50% installments based on the achievement of $25 and $35 average Company stock price hurdles. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company (as reported on the NYSE MKT LLC) of $25, and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC). The table in the Compensation Discussion and Analysis under “Long-Term Incentive Award” on page 31 of this proxy statement sets forth the LTI Awards for construction of Trains 3 and 4 at the Sabine Pass LNG terminal and the vesting schedule for the awards for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the NEOs as of December 31, 2013, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value of unvested restricted stock held by the NEOs as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013
Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Charif Souki	—		—	—	—	—	1,925,000	(2)	$83,006,000	—	—
	—		—	—	—	—	2,940,000	(3)	$126,772,800	—	—
H. Davis Thames	10,400	(4)	—	—	$31.84	07/01/2015	275,000	(2)	$11,858,000	—	—
	—		—	—	—	—	420,000	(3)	$18,110,400	—	—
Meg A. Gentle	80,000	(4)	—	—	$7.53	06/01/2014	275,000	(2)	$11,858,000	—	—
	—		—	—	—	—	420,000	(3)	$18,110,400	—	—
R. Keith Teague	—		—	—	—	—	220,000	(2)	$9,486,400	—	—
	—		—	—	—	—	336,000	(3)	$14,488,320	—	—
Greg W. Rayford	—		—	—	—	—	100,000	(5)	$4,312,000	—	—
	—		—	—	—	—	220,000	(2)	$9,486,400	—	—
	—		—	—	—	—	336,000	(3)	$14,488,320	—	—
Jean Abiteboul	50,000	(6)	—	—	$40.65	02/20/2016	220,000	(2)	$9,486,400	—	—
	—		—	—	—	—	280,000	(3)	$12,073,600	—	—
(1)	The values represented in this column have been calculated by multiplying $43.12, the closing price of our common stock on December 31, 2013, by the number of shares of unvested restricted stock.

(2)	These are shares of unvested restricted stock of the Company that were granted to each of the NEOs as the equity portion of their long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal. The shares of restricted stock were granted upon issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal on August 9, 2012. The first installment of 35% of the restricted stock awards vested immediately and the second installment of 10% of the restricted stock awards vested on August 9, 2013, which was the first anniversary of the issuance of NTP to commence construction of Train 1 and Train 2 at the Sabine Pass LNG terminal. The remaining installments will vest as follows: 15%, 15% and 25% on the second, third and fourth anniversaries, respectively, of the issuance of NTP to commence construction of Trains 1 and 2 at the Sabine Pass LNG terminal.

(3)

These are shares of unvested restricted stock of the Company that were granted to each of the NEOs as their Milestone Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal. The first installment of 30% of the Milestone Awards vested upon

40	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

the closing of financing and issuance of NTP to commence construction of Trains 3 and 4 at the Sabine Pass LNG terminal on May 28, 2013. The remaining installments of the Milestone Awards will vest as follows: (i) 20% will vest upon payment of 60% of the original contract price of the EPC Contract; (ii) 20% will vest upon substantial completion of Train 4 at the Sabine Pass LNG terminal; and (iii) 30% will vest on the first anniversary of substantial completion of Train 4 at the Sabine Pass LNG terminal. The Milestone Awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Award.”

(4)	These stock options were granted as part of the NEO’s new hire grants and are fully vested.

(5)	For Mr. Rayford, these are shares of restricted stock of the Company granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

(6)	These stock options were granted on February 20, 2006, pursuant to the French Addendum to the 2003 Plan as Mr. Abiteboul’s new hire award. The stock options are fully vested.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the stock options exercised by the NEOs during 2013 and their restricted stock that vested during 2013. The number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in the table. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected in the table.

Option Exercises and Stock Vested During Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Charif Souki	—	—	3,842,667	$129,946,736
H. Davis Thames	—	—	575,000	$19,286,900
Meg A. Gentle	—	—	580,000	$19,425,700
R. Keith Teague	28,334	$938,023	449,667	$15,142,676
Greg W. Rayford	—	—	474,000	$15,488,160
Jean Abitebol	—	—	385,000	$12,908,600
(1)	The value in this column for stock options exercised by the NEOs during 2013 has been calculated by determining the difference between the per share fair market value of the underlying shares on the date of exercise and the exercise price of the stock options.

(2)	The value in this column for the NEOs’ restricted stock that vested during 2013 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the NEOs would receive upon accelerated vesting of their outstanding equity grants and change of control cash payments assuming certain triggering events occurred on December 31, 2013. The value shown in the table assumes a December 31, 2013 termination date and uses the closing price of our common stock of $43.12, as reported on the NYSE MKT LLC on December 31, 2013. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming Termination Event Occurs on December 31, 2013
	Cash Payment		Equity Awards					Total Potential Payments Upon Termination Event
								Termination Events						Change of Control
Name	Change of Control Plan - Cash Payment		Date of Grant	Number of Unvested Stock Options	Amount of Unvested Long-Term Commercial Cash Awards	Number of Unvested Restricted Shares	Benefit	Termination without Cause ($)		Termination with Good Reason ($)		Death or Disability ($)		Immediately upon Change of Control ($)		Termination, Resignation or Removal of NEO w/in One Year of Change of Control ($)		Termination without Cause or by the NEO for Good Reason w/in One Year of Change of Control ($)
Charif Souki	$800,000		—	—	—	—		—		—		—		$800,000	(1)	—		—
	—		8/9/2012	—	$12,600,000	1,925,000	Vesting	$95,606,000	(2)	$95,606,000	(2)	$95,606,000	(2)	$95,606,000	(2)	—		—
	—		2/18/2013	—	—	2,940,000	Vesting	—		—		—		—		—		$126,772,800	(3)
	Total Potential Payment Upon Termination or Change of Control							$95,606,000		$95,606,000		$95,606,000		$96,406,000		—		$126,772,800
H. Davis Thames	$585,000		—	—	—	—		—		—		—		$585,000	(1)	—		—
	—		8/9/2012	—	$1,800,000	275,000	Vesting	$13,658,000	(2)	$13,658,000	(2)	$13,658,000	(2)	$13,658,000	(2)	—		—
	—		2/18/2013	—	—	420,000	Vesting	—		—		—		—		—		$18,110,400	(3)
	Total Potential Payment Upon Termination or Change of Control							$13,658,000		$13,658,000		$13,658,000		$14,243,000		—		$18,110,400
Meg A. Gentle	$585,000		—	—	—	—		—		—		—		$585,000	(1)	—		—
	—		8/9/2012	—	$1,800,000	275,000	Vesting	$13,658,000	(2)	$13,658,000	(2)	$13,658,000	(2)	$13,658,000	(2)	—		—
	—		2/18/2013	—	—	420,000	Vesting	—		—		—		—		—		$18,110,400	(3)
	Total Potential Payment Upon Termination or Change of Control							$13,658,000		$13,658,000		$13,658,000		$14,243,000		—		$18,110,400
R. Keith Teague	$525,000		—	—	—	—		—		—		—		$525,000	(1)	—		—
	—		8/9/2012	—	$1,440,000	220,000	Vesting	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	—		—
	—		2/18/2013	—	—	336,000	Vesting	—		—		—		—		—		$14,448,320	(3)
	Total Potential Payment Upon Termination or Change of Control							$10,926,400		$10,926,400		$10,926,400		$11,451,400		—		$14,448,320
Greg W. Rayford	$525,000		—	—	—	—		—		—		—		$375,000	(1)	—		—
			3/1/2011	—	—	100,000	Vesting	—		—		$4,310,000	(4)	—		$4,310,000	(4)	—
	—		8/9/2012	—	$1,440,000	220,000	Vesting	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	—		—
	—		2/18/2013	—	—	336,000	Vesting	—		—		—		—		—		$14,448,320	(3)
	Total Potential Payment Upon Termination or Change of Control							$10,926,400		$10,926,400		$15,236,400		$11,301,400		$4,310,000		$14,448,320
Jean Abiteboul	351,391 EUR	(5)	—	—	—	—		—		—		—		$475,000	(1)	—		—
	—		8/9/2012	—	$1,440,000	220,000	Vesting	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	$10,926,400	(2)	—		—
	—		2/18/2013	—	—	280,000	Vesting	—		—		—		—		—		$12,073,600	(3)
	Total Potential Payment Upon Termination or Change of Control							$10,926,400		$10,926,400		$10,926,400		$11,401,400		—		$12,073,600

(1)	The NEO may receive a cash payment under the Change of Control Plan if a change of control occurs and not more than three months prior to the date of the change of control, the NEO’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the NEO terminates for Good Reason) provided the NEO has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or in anticipation of a change of control.

(2)	These are shares of restricted stock that were granted to each of the NEOs as the equity portion of their long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal that have not vested. The restricted stock will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

(3)

These are shares of restricted stock granted to the NEOs as their Milestone Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal that have not vested. The restricted stock will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason

42	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

(as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company.

(4)	These are shares of restricted stock granted to Mr. Rayford as his new hire grant that have not vested. Except as set forth below, Mr. Rayford will forfeit any unvested portion of his new hire restricted stock if his employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of his new hire restricted stock will vest upon the (i) termination, resignation or removal of Mr. Rayford for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) the death or disability of Mr. Rayford.

(5)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in the currency he is paid in at that time. The amount reported in the table represents the U.S. dollar equivalent based on the exchange rate on the date the rate was effective by the Compensation Committee: an exchange rate of 1 USD to 0.73977 EUR on November 21, 2013.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	43

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the NEOs. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the Change of Control Agreements) in an amount equal to one times the NEOs’ base salaries in effect at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of a NEO’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of a NEO other than for Cause (as defined in the Change of Control Agreements), and a termination by the NEO for Good Reason (generally, as defined in the 2011 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the NEO demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the NEO’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, but are automatically extended for an additional year each January 1 unless the Compensation Committee determines and the Company provides notice to employees that that the Change of Control Agreements will not be extended.

Restricted Stock Awards

The restricted stock awards granted to the NEOs as the equity portion of their long-term bonus award for construction of Trains 1 and 2 at the Sabine Pass LNG terminal will immediately vest if the Company terminates the NEO’s employment without Cause (as defined in the grant agreements), the NEO terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the NEO dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs. The restricted stock awards granted to the NEOs as their Milestone Award for construction of Trains 3 and 4 at the Sabine Pass LNG terminal will vest in full in the event the Company terminates the NEO’s employment without Cause (as defined in the grant agreements) or the NEO terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company.

Pursuant to the grant agreements, “Cause” means the termination of employment of an NEO under any of the following circumstances: (i) the willful commission by the NEO of a crime or other act (or repeated acts) of misconduct that causes or is likely to cause substantial economic damage to the Company or an affiliate of the Company or substantial injury to the business reputation of the Company or an affiliate of the Company or which constitute a repudiatory breach of the NEO’s contract of employment (or any other agreement under which the NEO is engaged); (ii) the commission by an NEO of an act of fraud in the performance of the NEO’s duties on behalf of the Company or an affiliate; (iii) the willful and material violation by an NEO of the Company’s Code of Business Conduct and Ethics Policy; or (iv) the continuing and repeated failure of an NEO to perform his or her the duties to the Company or an affiliate, including by reason of his or her habitual absenteeism. A “Good Reason” termination of an NEO will occur, assuming the Company fails to cure such circumstances within 30 days after receipt of notice of the Good Reason termination, upon the NEO’s termination of employment due to one of the following events: (i) the removal from or failure to re-elect the NEO to the office or position in which he or she last served; (ii) the assignment to the NEO of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company or an affiliate, or any material diminishment, on a cumulative basis, of the NEO’s overall duties, responsibilities, or status; or (iii) a material reduction by the Company or an affiliate in the NEO’s annual base salary.

The 2011 Plan provides a “Change of Control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock of the Company then outstanding; (ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company; (iii) a majority of the current members of the Board or their approved successors cease to be our directors; or (iv) the consummation of a sale or disposition by the Company of all or substantially all of our assets (other than a sale or disposition in which the same stockholders before the sale or disposition own 50% of the outstanding common stock after the transaction is complete).

44	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

PROPOSAL 2—ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2013

We are seeking approval, on an advisory and non-binding basis, of the compensation awarded to our NEOs for 2013, as we have described it in the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement. This vote is commonly referred to as a “Say on Pay” vote because it gives our stockholders a direct opportunity to express their approval or disapproval of our pay practices. We take such voting results seriously and have made active and frequent efforts to engage our stockholders to understand the reasons for their voting pattern.

The following are the important highlights of our executive compensation in 2013:

•	Pay for Performance Philosophy—Our executive compensation program for 2013 was based on our need to attract, retain and motivate executives with the talent and experience necessary for us to achieve our long-term strategic business plan. We hire the highest caliber executives available in the global LNG marketplace and we compete for talent with larger energy companies. We believe our executive team and all of our employees are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation.

•	Pay for Performance Alignment—Our strong performance against our operational and corporate performance goals and significant progress towards our strategic business plan drove dramatic stock price appreciation in 2013. Our success during 2013 far exceeded expectations and our executive compensation program resulted in payouts that were closely aligned with company and shareholder performance.

–	2013 marked an unprecedented high in our stock price of over $44—more than double 2012’s high of $21.

–	We delivered strong performance against our operational and corporate performance goals and significant progress towards our strategic business plan in support of commencing liquefaction operations in late 2015.

•	Pay Mix—The majority of our NEO’s compensation for 2013 was variable, at-risk compensation that will pay out only upon achievement of performance goals. The compensation received by our NEOs in 2013 included the following:

–	An annual base salary;

–	A cash bonus payment based on the achievement of annual operational and corporate performance goals; and

–	Performance-based equity awards for the construction of Trains 3 and 4 at the Sabine Pass LNG terminal—the largest component of pay mix.

•	Performance-Based Compensation—With the exception of annual base salaries, our NEOs compensation for 2013 was entirely performance-based and designed to incentivize management to achieve our long-term strategic plan and drive shareholder value. The annual cash bonus payments were made from a pool based on the achievement of specific operational and corporate performance goals designed to achieve our long-term strategic business plan. The achievement of these goals is described in detail on pages 28 and 29 of this Proxy Statement. The equity awards for the construction of Trains 3 and 4 at the Sabine Pass LNG terminal were granted in the form of restricted stock and were made from a pool of shares funded based on expected cash flows generated by Trains 3 and 4. The restricted stock awards are earned only upon meeting performance-based goals related to: (i) construction of Trains 3 and 4 at the Sabine Pass LNG terminal; and (ii) the Company’s stock price appreciation.

We are asking our stockholders to indicate their support for the compensation awarded to our NEOs for 2013 as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement because we believe that our executive compensation program was aligned with our long-term strategic plan and drove unprecedented stock price appreciation and shareholder performance in 2013.

The Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding and advisory basis, the compensation paid for 2013 to the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s 2013 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.”

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	45

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE

G. Andrea Botta, Chairman

Vicky A. Bailey

Keith F. Carney

Paul J. Hoenmans

46	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

PROPOSAL 3—RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) to serve as our independent auditor for the fiscal year ending December 31, 2014. The Company is asking stockholders to ratify this appointment. Although the Company is not required to obtain stockholder ratification of the appointment of KPMG, the Board considers the selection of an independent registered accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

On March 18, 2014, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and approved the dismissal of Ernst & Young LLP (“EY”) as its independent registered public accounting firm.

The audit reports of EY on the Company’s consolidated financial statements for the years ended December 31, 2013 and December 31, 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2013 and December 31, 2012 and through March 18, 2014, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in its reports on the financial statements for such periods. During this time, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2013 and December 31, 2012, and in connection with the internal restructuring and formation of a subsidiary of the Company, Cheniere Energy Partners LP Holdings, LLC, the Company consulted with KPMG regarding the application of ASC 810, Consolidation, with respect to accounting for variable interest entities and identification of primary beneficiaries. In connection with the issuance of Class B units by a subsidiary of the Company, Cheniere Energy Partners, L.P., the Company consulted with KPMG regarding the application of ASC 480, Distinguishing Liabilities from Equity, ASC 815, Derivatives and Hedging, ASC 470, Debt, and ASC 260, Earnings per Share with respect to the classification of the Class B units as debt or equity, the identification of any embedded or freestanding derivatives requiring separate accounting, identification and measurement of beneficial conversion features, and consideration of effects to the Company’s earnings per share calculation. Also related to the issuance of the Class B units, the Company consulted with KPMG regarding the application of ASC 810, Consolidation relating to the consolidation of Cheniere Energy Partners, L.P. In connection with the Company’s long-term debt and related interest rate swaps, the Company consulted with KPMG regarding the application of ASC 470, Debt, and ASC 815, Derivatives and Hedging with respect to the accounting for debt issuance costs, the identification of embedded derivatives requiring bifurcation and separate accounting, and the application of cash flow hedge accounting to the Company’s interest rate swaps. The Company also consulted with KPMG regarding the application of ASC 718, Compensation—Stock Compensation, and ASC 505, Equity and ASC 260, Earnings per Share, to its stock compensation plans. Decisions regarding the accounting treatment of these items were made by the Company with consideration given to the interpretive guidance provided by KPMG related to the application of applicable accounting principles and the Company’s accounting for the above mentioned matters as described in the notes to the financial statements was consistent with the views provided by KPMG.

The Company’s accounting for these matters was discussed with EY and reflected in the Company’s audited consolidated financial statements for the years ended December 31, 2013 and 2012.

Except for the consultations described in the preceding paragraphs, during the fiscal years ended December 31, 2013 and December 31, 2012 and through March 18, 2014, we have not consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements, and neither a written report was provided us nor oral advice was provided to us by KPMG that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, we furnished EY and KPMG a copy of the disclosures in this Proxy Statement required by Item 304(a) of Regulation S-K prior to the time the Proxy Statement was filed with the SEC. In the event that either EY or KPMG believed the disclosures were incorrect or incomplete, they were permitted to express their views in a brief statement to be included in this Proxy Statement. Neither EY nor KPMG submitted such a statement.

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	47

Independent Accountant’s Fees

The following table sets forth the fees billed to us by E&Y for professional services for the years ended December 31, 2013 and 2012.

	Ernst & Young LLP
	Fiscal 2013	Fiscal 2012
Audit Fees	$3,557,000	$3,319,253
Audit Related Fees	2,054,000	—
Tax Fees	126,457	83,336
All Other Fees	—	—
Total	$5,737,457	$3,402,589

Audit Fees—Audit fees for the fiscal years ended December 31, 2013 and 2012 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Audit Related Fees—Audit related fees for the fiscal years ended December 31, 2013 include comfort letters, consents and due diligence on SEC comment letters related to registration statements and debt offerings, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees—Tax fees for the fiscal years ended December 31, 2013 and 2012 were for U.S. tax compliance and U.S. Customs and Border Protection compliance.

We did not pay E&Y any other fees during the fiscal year ended December 31, 2013 or the fiscal year ended December 31, 2012.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2013 and 2012 were pre-approved.

We anticipate that a representative of each of KPMG and E&Y will participate in the Annual Meeting of Stockholders. Such representatives may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

48	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% stockholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company and its stockholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki. On December 9, 2011, the Audit Committee approved an amended and restated consultancy agreement with Karim Souki to modify the scope of the services provided by Karim Souki and extend the term of the consultancy agreement to December 31, 2012. On March 23, 2012, the Audit Committee approved a second amended and restated consultancy agreement with Karim Souki to provide that the monthly payments under the consultancy agreement are paid to Karim Souki in U.S. dollars, to provide that Karim Souki will indemnify the Company for taxes paid by the Company as a result of the consultancy agreement and to extend the term of the consultancy agreement to December 31, 2013. On February 20, 2014, the Audit Committee approved a third amended and restated consultancy agreement with Karim Souki to extend the term of the consultancy agreement to December 31, 2015 and update the amount of the monthly payments retroactive to January 1, 2014. Karim Souki’s monthly payments under the consultancy agreement are adjusted annually by the same percentage applied generally to the base salary of the executive officers of the Company. Karim Souki also receives annual incentive or bonus compensation similar to the incentive or bonus compensation applied to our executive officers at the sole discretion of the Compensation Committee. For 2013, Karim Souki’s monthly payments and annual incentive and bonus compensation was as set forth below:

–	During 2013, Karim Souki received monthly payments under his consulting agreement in the amount of $31,250 USD per month. On December 6, 2013, the Compensation Committee approved base salary increases for our executive officers and increased the monthly payments under Karim Souki’s consulting agreement to $39,583.33 USD, effective January 1, 2014.

–	On December 6, 2013, the Compensation Committee approved a cash bonus award for the executive officers based on the achievement of the Company’s 2013 corporate performance goals and objectives under the 2011-2013 Bonus Plan and approved a cash bonus award for Karim Souki in the amount of $600,000. The cash bonus award was paid on December 23, 2013.

–	On December 12, 2012, pursuant to the 2011-2013 Bonus Plan, the Compensation Committee approved LTI awards for Karim Souki and, on February 12, 2013, he received 400,000 shares of restricted stock of the Company as his Milestone Award and 200,000 shares of restricted stock of the Company as his Stock Price Award. On May 28, 2013, the first installment of 30% of the Milestone Awards vested upon the closing of financing and issuance of NTP to begin construction of Trains 3 and 4 at the Sabine Pass LNG terminal. On May 22, 2013, the first installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $25 (as reported on the NYSE MKT LLC), and on December 6, 2013, the second installment of 50% of the Stock Price Awards vested based on the achievement of an average closing stock price of the Company of $35 (as reported on the NYSE MKT LLC). The LTI Awards are described in more detail in the Compensation Discussion and Analysis under “Long-Term Term Incentive Award.”

On October 3, 2013, the Audit Committee approved the Terms and Conditions of Employment (the “Employment Agreement”) between Tarek Souki, the son of Charif Souki, and Cheniere Supply & Marketing, Inc. (“Cheniere Supply & Marketing”), a wholly owned subsidiary of the Company. Tarek Souki serves as Vice President, Finance and Business Development of Cheniere Supply & Marketing in our London office. Pursuant to the Employment Agreement, Tarek Souki received a new hire equity award in the amount of 30,000 shares of restricted stock of the Company. The shares of restricted stock vest in equal annual installments over a four-year period. He is entitled to participate in the Company’s discretionary bonus plan on such terms and at such level as determined by the Compensation Committee. The Company also provides Tarek Souki a car allowance in the amount of £350 GBP per month and a living allowance in the amount of £1,250 GBP per month. He is also entitled to participate in Cheniere Supply & Marketing’s pension scheme for U.K. employees through which Cheniere Supply & Marketing contributes an amount equal to 8%

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	49

of employees’ base salary to the pension scheme. For 2013, Tarek Souki’s base salary and annual incentive and bonus compensation was as set forth below:

–	Pursuant to the Employment Agreement, Tarek Souki received an initial base salary of £172,000 GBP. On December 6, 2013, the Company approved base salary increases for our employees and Tarek Souki’s base salary was increased to £177,500 GBP, effective January 1, 2014.

–	On December 6, 2013, the Compensation Committee approved the funding of cash bonus awards for all employees based on the achievement of the Company’s 2013 corporate performance goals and objectives under the 2011-2013 Bonus Plan and Tarek Souki receive a cash bonus award in the amount of £140,000 GBP. The cash bonus award was paid on December 23, 2013.

OTHER MATTERS

Certain Litigation

On May 29, 2014, an alleged stockholder of the Company commenced a putative class and derivative action in the Court of Chancery of the State of Delaware (the “Court”) against the Company, the members of the Board and certain of the Company’s present and former officers captioned Jones v. Souki, et al., C.A. No. 9710-VCL. Since May 29, 2014, additional litigations have been filed captioned Macguire v. Souki, et al., C.A. No. 9746-VCL, and Shenker v. Souki, et al., C.A. No. 9763-VCL. These three actions have been consolidated into In re Cheniere Energy, Inc. Stockholders Litigation, Consolidated C.A. No. 9710-VCL (Del. Ch.). A fourth litigation captioned Davidoff v. Souki, et al., C.A. No. 9825-VCL has also been filed, but has not yet been formally consolidated with the other litigations. In general terms, these litigations challenge the fact that the Company did not count abstentions as “no” votes in connection with the stockholder vote on Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan (“Amendment No. 1”), pursuant to which, among other things, the number of shares of common stock available for issuance under the Cheniere Energy, Inc. 2011 Incentive Plan (the “2011 Plan”) was increased from 10 million to 35 million. The lawsuits further contend that portions of the Amended and Restated Bylaws of Cheniere Energy, Inc. adopted on April 3, 2014 are invalid and that certain disclosures relating to these matters made by the Company are misleading. The lawsuits assert claims for breach of contract and breach of fiduciary duty (both on a class and a derivative basis) and claims for unjust enrichment (on a derivative basis). The lawsuits seek, among other things, a declaration that the February 1, 2013 stockholder vote on Amendment No. 1 is void, disgorgement of all compensation distributed as a result of Amendment No. 1, voiding the awards made from the shares reserved pursuant to Amendment No. 1 and monetary damages.

The Company asserts the plaintiffs’ claims are not valid and intends to vigorously defend against these lawsuits. On June 16, 2014, the defendants filed with the Court a joint motion to stay or dismiss the consolidated action with prejudice and the Company filed a verified application pursuant to 8 Del. C. § 205 in which the Company asks the Court to declare valid the issuance, pursuant to the 2011 Incentive Plan, whether occurring in the past or future, of the 25 million additional shares of common stock of Cheniere covered by Amendment No. 1 to be reserved for issuance under the 2011 Plan. On June 23, 2014, the Company filed a memorandum of law in support of defendants’ motion to stay or dismiss the consolidated action. On June 25, 2014, the Court determined to stay the consolidated action filed by putative stockholders against the Company and directed briefing concerning the Company’s argument, raised in the Company’s verified application pursuant to 8 Del. C. § 205, that it correctly tabulated votes in connection with the stockholder vote on Amendment No. 1. On June 27, 2014, the Court entered an order staying the stockholder litigation pending resolution of the Section 205 action. On July 11, 2014, the Company filed a memorandum of law in support of its argument that it correctly tabulated votes in connection with the stockholder vote on Amendment No. 1. Briefing on these issues is expected to be completed on August 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE MKT LLC reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2013, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis.

50	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

Stockholder Proposals

Should the Company’s 2015 annual stockholders’ meeting be held during September 2015, any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2015 annual stockholders’ meeting must submit the proposal to the Company on or before March 30, 2015. In the event that the 2015 annual meeting is moved by more than 30 days from September 11, 2015, the Company will announce a new deadline for the submission of stockholder proposals for action to be included in the proxy statement and form of proxy, which will be a reasonable time before the Company mails its proxy materials in connection with such meeting. Any such proposals should be timely received by the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2015 proxy materials. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company no earlier than May 14, 2015 and not later than June 13, 2015.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that they will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this Proxy Statement for the Meeting or of the annual report, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

Availability of Documents

The Company is including with this Proxy Statement a copy of its 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement

Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement	51

and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/2014_annual_meeting.shtml. Any such requests shall be made by August 28, 2014 to facilitate timely delivery.

By Order of the Board of Directors,

Cara E. Carlson

Corporate Secretary

July 28, 2014

Exhibits:

A: Towers Watson 2013 Energy Services Executive Compensation Survey Participant List

52	Cheniere Energy, Inc. Notice of Postponed Annual Meeting of Stockholders and 2014 Proxy Statement

EXHIBIT A

Overview of Survey Participants

Participant List—Total Sample

AEI Services	Iberdrola USA
AES	Idaho Power
AGL Resources	Indianapolis Power & Light Company
Allete	Integrys Energy Group
Alliant Energy	ISO New England
Ameren	ITC Holdings
American Electric Power	Kinder Morgan
Areva	LG&E and KU Energy
ATC Management	MDU Resources
Atmos Energy	MidAmerican Energy
Avista	Midwest Independent Transmission System Operator
BG US Services	New York Independent System Operator
Black Hills	New York Power Authority
California Independent System Operator	NextEra Energy, Inc.
Calpine	NiSource
Capital Power Corporation	Northeast Utilities
CenterPoint Energy	NorthWestern Energy
CH Energy Group	NV Energy
Cleco	NW Natural
CMS Energy	OCI Enterprises
Colorado Springs Utilities	OGE Energy
Consolidated Edison	Oglethorpe Power
CPS Energy	Ohio Valley Electric
Crosstex Energy	Old Dominion Electric
Dominion Resources	Omaha Public Power
DTE Energy	Otter Tail
Duke Energy	Pacific Gas & Electric
Dynegy	People’s Natural Gas
Edison International	Pepco Holdings
Edison Mission Energy	Pinnacle West Capital
ElectriCities of North Carolina	PJM Interconnection
Energen	PNM Resources
Energy Future Holdings	Portland General Electric
Energy Northwest	PPL
Energy Solutions	Proliance Holdings
Energy Transfer	Public Service Enterprise Group
Entergy	Puget Energy
EQT Corporation	Salt River Project
ERCOT	SCANA
Exelon	Sempra Energy
FirstEnergy	Southern Company Services
First Solar	Southwest Gas
GDF SUEZ Energy North America	Spectra Energy
Grand River Dam Authority	STP Nuclear Operating
Hunt Consolidated	SunCoke Energy
TECO Energy	URENCO USA
Tennessee Valley Authority	Vectren
TransCanada	Westar Energy
UGI	Williams Companies UIL Holdings
Wisconsin Energy Unitil	Wolf Creek Nuclear UNS Energy
Xcel Energy

A-1

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2014

The undersigned hereby appoints Charif Souki, Michael J. Wortley and Cara E. Carlson, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Thursday, September 11, 2014 at 9:00 a.m. CDT, and at any adjournment thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting. The Cheniere Energy, Inc. 2014 Proxy Statement, including the Notice of Postponed Annual Meeting and Annual Report on Form 10-K for the year ended December 31, 2013, is available on the following website:

http://www.cheniere.com/corporate/2014_annual_meeting.shtml.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. WHETHER OR NOT SPECIFICATIONS ARE MADE, EACH OF THE PROXIES ARE AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE. BECAUSE THE RECORD DATE FOR THE ANNUAL MEETING HAS CHANGED, YOU WILL NEED TO SUBMIT A NEW PROXY, EVEN IF YOU ALREADY VOTED ON THE PROXY CARD PREVIOUSLY FURNISHED TO YOU.

(TO BE VOTED AND SIGNED ON REVERSE SIDE)

Please date, sign and mail your proxy card back as soon as possible!

CHENIERE ENERGY, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY BY INTERNET OR TELEPHONE,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please detach and return the bottom portion in the enclosed envelope. If you submit your proxy over the Internet or by telephone, please do not mail your card.

Proposals – The Board of Directors recommends a vote “FOR” all of the nominees listed and “FOR” Proposals 2 and 3.

1.	ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN
	Charif Souki	☐	☐	☐
	Vicky A. Bailey	☐	☐	☐
	G. Andrea Botta	☐	☐	☐
	Keith F. Carney	☐	☐	☐
	David I. Foley	☐	☐	☐
	Randy A. Foutch	☐	☐	☐
	David B. Kilpatrick	☐	☐	☐
	Donald F. Robillard, Jr.	☐	☐	☐
	Neal A. Shear	☐	☐	☐
	Heather R. Zichal	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2013 as disclosed in this Proxy Statement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

☐	Address Change (make correction to left) The undersigned hereby acknowledges receipt of the Notice of Postponed Annual Meeting of Stockholders, dated July 28, 2014.

Signature

Title

Date
NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.